EXHIBIT (c)

APPRAISAL REPORT

October 1, 2004

David L. Guthrie
President
Pacific Security Companies, Inc.
10 N. Post, Suite 325
Spokane, WA  99201

Dear Dave:

Per your request, enclosed are five bound and one loose copies of our final report on the fair value of the common stock of Pacific Security Companies, Inc. as of July 2004, as well as a disk containing the narrative report, tables and Appendix.

It has been a pleasure working with you on this project.  Please do not hesitate to call if I can be of assistance in the future.

Sincerely,

Mark Pagano, CFA, ASA

MP/lv
Enclosures

LETTER OF TRANSMITTAL

August 12, 2004

David L. Guthrie
Chairman
Pacific Security Companies, Inc.
10 N. Post, Suite 325
Spokane, WA  99201

Dear Mr. Guthrie:

We have reached an opinion of a reasonable value range for the common stock of Pacific Security Companies, Inc. as of July 2004.  The reason for the appraisal is to aid the Board of Directors in placing a value on the shares pursuant to a possible “going private” transaction to redeem the shares held by “unaffiliated” shareholders.  No other purpose is intended or should be inferred.  The shares in question are owned by numerous minority shareholders that are not related to the Guthrie family.

The appropriate standard of value for the aforementioned transaction is “fair value.”  However, Pacific Security’s legal counsel was not able to provide a clear definition of fair value in Washington state for “going private” transactions.  Based on advice from counsel, the value conclusions contained herein are based on total enterprise value, wherein the per-share value is the pro-rata value of 100% of the value of common equity, with no discount for minority interest or lack of marketability.

The following factors were considered in arriving at our opinion:

1.

The nature and history of the enterprise.

2.

The economic outlook and condition of the specific industry.

3.

The book value of the stock and the financial condition of the business.

4.

The earnings capacity of the company.

5.

The dividend-paying capacity.

6.

The existence of goodwill or other intangible asset value.

7.

Prior sales of stock and the size of the block to be valued.

8.

Market prices of similar stocks actively traded in open markets.

9.

The transaction prices at which similar companies were sold in their entirety.

Based upon the various appraisal approaches employed, it is our opinion that a reasonable value range is zero to $0.52 per common share based on 1,078,278.98 total outstanding common shares as of June 30, 2004.  PSC was in a liquidation mode as of the appraisal date.  The low value was based on the Company’s orderly liquidation value, which was estimated to be negative $0.33 per common share as of June 30, 2004.  Since the value of common stock can drop no lower than zero, the latter set the lower end of the value range.  The high value was based on PSC’s adjusted net asset value as a going concern, including some value for deferred tax benefits and excluding consideration of expected near-term losses.  The value of the deferred tax benefits is highly speculative.

Pagano Appraisal Group, LLC

Pacific Security Companies, Inc.

This appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practice.  It adheres to standards set forth in the American Society of Appraisers’ Standards of Practice and Code of Ethics.  As part of those standards, we certify that, to the best of our knowledge and belief:

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The statements of fact contained in the report are true and correct.  However, during the course of our analysis, we relied upon financial statements and related operational data as fairly representing the operating results and financial position of Pacific Security Companies, Inc.  We have not audited this information and therefore we express no opinion or other form of assurance regarding its accuracy or the fairness of presentation.

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We relied in part on management’s analysis of past operations and on management’s assessment of expected future business conditions.

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The reported analyses, opinions and conclusions are limited only to the reported assumptions and limiting conditions, and are our personal unbiased professional analyses, opinions and conclusions.

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We are independent of the management, owners and agents of Pacific Security Companies, Inc.

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We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

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The fee for this engagement was in no way influenced by the results of our valuation analysis.

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The analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

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No one who is unnamed provided significant professional assistance to the preparer of the report, who is also the signer of this transmittal letter.

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In addition, the American Society of Appraisers has a mandatory recertification program for all of its Accredited Senior Appraisers.  All Accredited Senior Appraisers employed by Pagano Appraisal Group are in compliance with the requirements of that program.

An appraisal report that further explains our valuation theory, methodology and conclusion accompanies this letter.  The Contingent and Limiting Conditions contained in Appendix A are an integral part of that appraisal report.

Thank you for allowing Pagano Appraisal Group to serve your business valuation needs.  Please do not hesitate to call if we can be of further assistance.

Sincerely,

PAGANO APPRAISAL GROUP, LLC

By:

Mark P. Pagano, CFA, ASA

Sole Member

Confidential Report Prepared For

Pacific Security Companies, Inc.

on

PACIFIC  SECURITY  COMPANIES,  INC.

Appraisal Date:  July 2004

Prepared By:

Mark P. Pagano, CFA, ASA

Pacific Security Companies, Inc.

Page i

TABLE OF CONTENTS

Description of Assignment

Summary Description of the Company

Definition of Fair Value

Sources of Information

Summary and Conclusion

ECONOMIC AND INDUSTRY CONDITIONS

Spokane Regional Economy

Real Estate Markets

Summary and Outlook

COMPANY POSITION

Background

Business

Operations

Management/Ownership

Outlook

FINANCIAL ANALYSIS

Income Statement

Cash Flows

Balance Sheet

Financial Ratio and Comparative Industry Analysis

SUMMARY OF SIGNIFICANT FINDINGS

Economic/Industry Factors

Company Factors

Financial Factors

APPRAISAL OF FAIR MARKET VALUE

Overview

Adjusted Balance Sheet

Orderly Liquidation Value

Estimated Earning Capacity

Market Approach

Premium for Control

Deferred Tax Benefits

Conclusion

LIST OF TABLES

TABLE

TITLE

TABLE I

MORTGAGE LOANS RECEIVABLE,
AS OF APRIL 30, 2004

TABLE II

SCHEDULE OF REAL PROPERTY,
AS OF APRIL 30, 2004

TABLE III

INCOME STATEMENT, 1999 - 2004

TABLE IV

SEGMENT INFORMATION, 1999 - 2004

TABLE V

CONSOLIDATED STATEMENTS
OF CASH FLOWS, 1999 - 2004

TABLE VI

BALANCE SHEET, 2000 - 2004

TABLE VII

BALANCE SHEET, AS OF JUNE 30, 2004

TABLE VIII

DETAILS OF RECEIVABLES, AS OF JUNE 30, 2004

TABLE IX

ADJUSTED BALANCE SHEET, AS OF JUNE 30, 2004

TABLE OF APPENDICES

Appendix A

Qualifications of Appraisers

INTRODUCTION

Description of Assignment

Pacific Security Companies, Inc. retained Pagano Appraisal Group, LLC (“PAG”) to provide an opinion of the fair value of the common stock of Pacific Security Companies, Inc. as of July 2004.  The reason for the appraisal is to aid the Board of Directors in placing a value on the shares pursuant to a possible offer to redeem the common stock held by “unaffiliated” shareholders.  No other purpose is intended or should be inferred.  The shares in question are owned by numerous minority shareholders that are not related to the Guthrie family.

As of July 31, 2004, the equity of Pacific Security Companies, Inc. consisted of 3,000.00 outstanding shares of preferred stock and 1,076,943.58 outstanding shares of common stock.  Wayne Guthrie founded a predecessor company in the 1940s.  Members of the Guthrie family still own all of the preferred stock and over 86% of the outstanding common stock.  The balance of the common stock is owned by approximately 942 unaffiliated shareholders.  As of the appraisal date, President David Guthrie was the only Guthrie family member still employed by Pacific Security.

The 942 unaffiliated common shareholders cause Pacific Security’s total number of shareholders to be high enough to require filing financial reports with the Securities and Exchange Commission (“SEC”).  The annual administrative costs of being an SEC-reporting company are substantial.  The Board of Directors plans to effect a reverse stock split that will allow the company to redeem the stock held by the unaffiliated shareholders, thus reducing the number of shareholders below the threshold required to be an SEC-reporting company.  Also, Pacific Security was in financial distress as of the appraisal date, and management was seeking a new equity investor.  Management believes a prerequisite of attracting a new equity investor is that Pacific Security not be an SEC-reporting company and that the stock be held only by members of the Guthrie family.

The opinions of PAG expressed in this report are subject to the Contingent and Limiting Conditions contained in Appendix A.

Summary Description of the Company

Pacific Security Companies, Inc. (the “Company” or “PSC”) is a Washington C corporation engaged in the business of owning, selling and leasing real properties, and in financing contracts and loans collateralized by real estate.  PSC is based in Spokane, Washington.

During the 1998 through 2001 period, PSC was heavily involved in making construction/development commercial real estate loans through its Cornerstone Realty Advisors (“CRA”) subsidiary.  In late-2001, PSC lost its bank financing to fund the loan activities of CRA.  Assets were liquidated during the ensuing period to generate the cash to pay down debt.  PSC is no longer making construction loans.

PSC continued the process of liquidating assets in 2004.  Material losses have been incurred during the past three years, both from ongoing operations and the sale/writedown of assets.  A portion of the writedowns were from loan losses that resulted from the Company being foreclosed out of second mortgage liens by senior lien holders.  These losses occurred in part because PSC’s sudden loss of bank financing prevented it from paying off the senior lien holders to protect its second security position.

While the CRA-related bank debt has now been repaid, PSC’s current concern is raising enough cash to repay debenture debt as it comes due.  As of the appraisal date, PSC had only one rental property remaining, and it was scheduled to be listed for sale.  Receivables consisted of long-term mortgage contracts and two remaining CRA loans.  There were five properties held for sale or development, four of which were acquired through foreclosure.  Sales were pending on most of these properties.

Given the decline in earning assets that has occurred over the past three years (without a commensurate decline in administrative expenses, interest expense and other costs), the outlook is for PSC to remain unprofitable from existing operations.  Management’s business plan as of the appraisal date was to attract an equity investor that could take advantage of PSC’s substantial deferred tax benefits stemming from net operating loss carryforwards and to liquidate its remaining assets.  The funds received from a new equity investor are scheduled to be used to allow PSC to retire its debenture debt.  Without an equity infusion, there may not be sufficient funds to retire the debenture debt at face value.

Definition of Fair Value

PAG’s assignment was to provide an opinion of the “fair value” of the common stock of PSC for purposes of the proposed transaction, i.e., making a tender offer for the stock of unaffiliated shareholders.  According to PSC’s legal counsel, federal securities laws describe the proposed “going private” transaction as a “rule 13e-3 transaction.”  For purposes of a “rule 13e-3 transaction,” PAG’s opinion is that “fair value” should have a clear legal definition.  According to PSC management and its legal counsel, the relevant statutes and case law in Washington state provide no clear definition of “fair value.”

“Fair value” is typically defined by state statute or case precedent and is generally used in situations that may give rise to dissenting stockholder appraisal rights, including “going private” transactions.  According to PSC legal counsel, there is little case law in Washington state concerning how value should be determined for unlisted stock in “going private” transactions.

Following is an excerpt from a memorandum to PSC Chairman David Guthrie from Michael Zieg of the Kutak Rock LLP law firm:

“A determination of ‘fair value’ is left to the board of directors of the individual corporation.  A determination of fair value requires consideration of all relevant factors regarding the value of the company.  All shareholders are entitled to their proportionate share in the company as a going concern, without application of minority, marketability or other discounts.  As such, the board of directors of a Washington corporation should treat corporate outsiders the same as corporate insiders in determining fair share value.”

Based on the above guidance, PAG valued the common stock of PSC on a “total enterprise” basis.  On this basis, the value of the common stock held by unaffiliated shareholders was the pro-rata value of 100% of the value of the common stock, with no discount for minority interest or lack of marketability.

Among other factors, this opinion takes into consideration the elements of appraisal listed in Internal Revenue Service Revenue Ruling 59-60, which generally outlines the valuation of stocks and bonds, including the following:

1.

The nature of the business and history of the enterprise.

2.

The economic outlook, in general, and condition and outlook of the specific industry, in particular.

3.

The book value of the stock and the financial condition of the business.

4.

The earnings capacity of the Company.

5.

The dividend-paying capacity.

6.

Whether or not the enterprise has goodwill or other intangible value.

7.

Sales of stock and the size of the block to be valued.

8.

The market prices of stocks of corporations engaged in the same or similar lines of business whose stocks are actively traded in a free and open market, either on an exchange or over-the-counter.

Although not explicitly mentioned by Revenue Ruling 59-60, the final generalized guideline that is useful in the valuation of stocks and bonds is:

9.

The transaction prices at which similar companies were sold in their entirety.

Sources of Information

Information to complete this appraisal was provided by a number of sources.  Mark Pagano of PAG interviewed PSC President David Guthrie and Chief Financial Officer Donald Migliuri by phone.  Mr. Pagano had previously inspected PSC’s headquarters and one of its rental properties in conjunction with prior engagements having appraisal dates of July 2000 and September 2003.

Written sources of information provided by the Company or its agents included:

1.

Annual Reports of PSC for the years ended July 31, 1999 through July 31, 2003.  The Annual Reports included annual financial statements, audited by PricewaterhouseCoopers LLP in fiscal 1999 and fiscal 2000, and audited by Moss Adams LLP in fiscal 2001, fiscal 2002 and fiscal 2003.

2.

PSC’s Form 10-K reports for the years ended July 31, 1999 through July 31, 2003.

3.

PSC’s most recent Form 10-Q quarterly report for the nine months ended April 30, 2004 and April 30, 2003.

4.

PSC’s detailed interim financial statements, prepared internally by the Company, for the nine months ended April 30, 2004 and 11 months ended June 30, 2004.

5.

Appraisal reports of PSC, prepared by PAG, with appraisal dates of July 2000 and September 2003.

6.

Business plan of PSC, prepared by management, outlining a proposal for PSC to utilize its net operating loss carryforwards by attracting a new equity investor.

7.

Projected income statement of PSC, prepared by management, for the year ending July 31, 2005, assuming a continuation of the status quo.

8.

Correspondence from David Guthrie discussing write-offs to receivables and impairments to real property that are envisioned to occur at the end of the July 2004 fiscal year.

9.

Correspondence from David Guthrie regarding the current price that PSC has offered to certain unaffiliated common shareholders wishing to sell their stock.

10.

Detailed schedules of PSC’s long-term notes receivable and short-term notes receivable outstanding , provided by management, as of April 30, 2004 and June 30, 2004.

11.

Schedule of PSC’s gains/losses from the sale of assets for the nine months ended April 30, 2004 and the month ended June 30, 2004.

12.

Calculations of management as to the orderly liquidation value of PSC’s long-term receivables if they were to be sold in the secondary market.

13.

List of common shareholders of PSC as of July 31, 2004.

14.

Schedule of PSC common stock redemptions during fiscal 2004.

15.

PSC Notice of Annual Meeting of Shareholders, to be held July 23, 2004.

16.

Documentation detailing the sale of capital assets that occurred during fiscal 2004.

17.

Memorandum from Michael Zieg, attorney with Kutak Rock LLP, regarding the determination of the fair value of unlisted stock in “going private” transactions.

18.

Draft of an article entitled “Guidelines on Going Private,” written by the Committee on Corporate Law and published in the November 1981 issue of The Business Lawyer.

19.

Information provided by Moss Adams LLP discussing the limitations on the ability of an acquiring company to utilize the net operating loss carryforwards of an acquiree.

20.

Regional economic data for Spokane, Washington contained in a recent real property appraisal prepared by Michael Sprute of Appraisal Group Northwest, LLC in Spokane.

Information provided by sources other than the Company included:

1.

The Mergerstat/Shannon Pratt’s Control Premium Study.

2.

The 2004 Valuation Edition of Stocks, Bonds, Bills and Inflation, published by Ibbotson Associates.

3.

Interest rates for various instruments as of July 2004, provided by the Federal Reserve Statistical Release.

4.

The website of the Washington State Employment Department.

Summary and Conclusion

The adjusted net asset, market and income approaches were all considered in arriving at a value conclusion for the common stock of PSC.  Due to the Company’s financial situation, some form of adjusted net asset approach was believed to be most appropriate.  Given the losses of recent years, the value of PSC’s common equity is negligible relative to the value of total assets.  Seemingly small changes in the estimated value of assets can have a material percentage impact on the value of equity.  One asset whose value is subject to an unusual degree of uncertainty is PSC’s deferred tax benefits.

Using a balance sheet as of June 30, 2004, PAG’s best estimate was that the value of common equity by valuing PSC’s assets under a going concern scenario (but excluding consideration of deferred tax benefits) was $444,743, or $0.41 per common share.  The value of PSC’s deferred tax benefits to an acquirer were estimated to be $117,347, pushing the total going concern value to $0.52 per common share.  This value does not include expected near-term losses.

The potential value of PSC’s deferred tax benefits is much higher than $117,347.  The book value of net deferred tax assets exceeded $1.4 million as of June 30, 2004.  Management has a business plan in place that calls for an equity infusion by a new investor that would be issued primarily preferred stock.  A new investor doing business through PSC would be able to utilize the Company’s deferred tax assets to shelter income that would otherwise be taxable.  It appears that most or all of the incremental value created by being able to better utilize the available tax benefits would inure to the new investor and other senior stakeholders, not to the current common shareholders.  Management views the prospect of attracting a new investor as low.  Further, as regards the value of the deferred tax assets, it is PAG’s understanding that PSC’s auditors intend to write them down to zero at the end of the July 2004 fiscal year.

If orderly liquidation were assumed, PAG estimates the value of common equity to be negative $358,029, or $0.33 per common share.  Since the value of equity cannot drop below zero, the latter set the low end of the value range.

Given the uncertainties involved, PAG has not opined as to a single point estimate of value but rather has simply outlined a value range resulting from various valuation methods.  Within that range, it is up to the Board of Directors to determine what is “fair” in terms of the proposed going-private transaction.

ECONOMIC AND INDUSTRY CONDITIONS

When valuing a business, it is important to review the economic and industry conditions that existed as of the appraisal date and to assess the impact they might be expected to have on the Company.  The financial performance of some companies is heavily impacted by economic and/or industry conditions, while other companies operate somewhat independently of these factors.  PSC has been significantly impacted by general economic conditions in the past, as these influence the health of the real estate market.

Spokane Regional Economy

Spokane County is located near the eastern border of Washington state, in the heart of a region commonly referred to as the “Inland Northwest.”  Spokane County encompasses approximately 1,758 square miles.  The city of Spokane is the largest city in Spokane County and the county seat.  Spokane is the recognized financial and economic center of the Inland Northwest region.  It is located 278 miles east of Seattle, 18 miles west of the Idaho border and 110 miles south of the Canadian border.

Spokane is situated at the base of the west slope of the Rocky Mountains.  To the north lies a forested, mountainous region and the south is comprised of the rolling hills of the Palouse farming region.  The Palouse region is characterized by wheat farms and ranch lands, while timber and recreational uses dominate the land to the east and north.  The Spokane River runs through the center of the city.  Also considered to be part of Spokane is the Spokane Valley, a developing, unincorporated area that stretches from the eastern city limits to the Idaho border.  The Spokane Valley is a growing area of residential, commercial and industrial uses.

Until as recently as 1990, the city of Spokane was the urban base of most of the region’s population.  The population of the city of Spokane was estimated to be 197,400 in 2003, comprising 46% of the population of Spokane County.  During the last several years, the majority of the population increase in the area occurred primarily from suburban residential development in the unincorporated areas of Spokane County to the north and east of Spokane.  Between 1990 and 2003, Washington state’s population increased at an average rate of 1.8% per year; the annual growth rates for Spokane County and the city of Spokane were lower at 1.3% and 0.8%, respectively.  Population trends have slowed in recent years.  Between 1990 and 1995, Spokane County experienced annual average population gains of 1.6%.  These slowed to 1.3% during the 1995 through 2000 period and dropped to 0.8% between 2000 and 2003.

The economy of the Inland Northwest region historically revolved around resource-based industries like agriculture, mining and forest products.  Other major industries include aluminum, railroads, healthcare, electronics manufacturing and government services.  These industries account for about 35% of the area’s non-agricultural wage and salary employment.  The majority of the region’s employment gains over the past several years have been in non-resource-based industries, especially in the service and trade sectors.

Spokane County’s future population trends are expected to be less cyclical than in the past.  The region has been successful in diversifying its economy from its dependency on resource-based industries and/or heavy manufacturing.  As such, future population trends are less likely to experience the cyclicality generated by mass hiring or layoffs typically associated with resource-based and/or heavy industrial employers.

While Spokane County’s total employment rose steadily during the mid-to-late 1990s, its unemployment rate has generally increased since 1999.  Spokane County’s unemployment rate averaged 6.6% in 2001, 6.7% in 2002 and 6.8% in 2003.  The county’s unemployment rate (not seasonally adjusted) improved to 5.1% in June 2004, down from 6.6% in the year-earlier period.  Washington State’s unemployment rate similarly declined during this same period, dropping to 6.1% in June 2004 from 7.6% in June 2003.

Real Estate Markets

Residential building permits mirrored population growth trends in recent years.  The number of building permits increased significantly during the first half of the 1990s.  However, residential building permits have been materially lower since 1996.  The number of residential building permits was reasonably stable during the 2000 through 2002 period but declined in 2003.  Despite the decline in building permits, the median price of a single-family home in Spokane County increased 7.9% in 2003, the largest annual gain since the early-1990s.  Home sales volume also set a record in 2003.  The brisk residential sales activity was attributed to low interest rates that allowed many former renters to qualify for home loans.

Spokane’s office market consists of five submarkets.  These are typically recognized as 1) the Central Business District (“CBD”); 2) the Lower South Hill; 3) the North Riverbank; 4) the North Side; and 5) the Spokane Valley.  The highest concentration of office development is in the CBD core.

Spokane’s downtown office market was strong in 2003 relative to the office vacancy rates of other cities.  Spokane’s Class A office vacancy rate was less than 5% in 2003.  In contrast, according to Integra Realty Resources, vacancy rates for downtown properties nationally climbed from 7.3% in 2001 to 10.0% in 2002 to 13.4% in 2003.  Vacancy rates are much higher for Class B and Class C office space within the Spokane CBD.

Despite the low vacancy rate for Class A space, rents remain relatively conservative.  Most industry observers believe that Spokane’s CBD rents do not make new office construction feasible.  However, a number of older buildings are being renovated and modernized to accommodate businesses that require high-speed technology.  There appears to be a renewed interest in retail and office space in the CBD.

Summary and Outlook

The following section summarizing recent trends and the economic outlook for the Spokane area economy is based on a recent real property appraisal by Michael Sprute of Appraisal Group Northwest, LLC in Spokane.

“Spokane County has recently outlined a plan for growth over the next twenty years under the Washington State Growth Management Act (GMA).  Within the confines of this plan, Spokane County has identified a boundary, which will be provided typical city services within the twenty-year period.  That Comprehensive Plan was adopted by Spokane County in January 2002.  This limitation will likely have significant impact on land values on both sides of the boundary in coming years.  On average, properties inside the boundary should see atypical appreciation.  In some cases that appreciation could be fairly dramatic.  Properties outside that boundary, which were previously in the path of growth, will likely see diminished values since development potential no longer exists in the immediate future.

“The Spokane metropolitan area should continue a slow, steady growth rate over the next few years, at a slower pace than what was experienced during the early 1990s.  There should be moderate expansion of the housing supply, retail space, several small office buildings and some warehouse/light industrial buildings.  Most of the growth will be in the suburban areas of north Spokane, south Spokane and the Spokane Valley.

“The most rapid population and economic growth over the past several years has been in unincorporated Spokane County due primarily to the greater availability of land for residential, commercial, and industrial development.  The Spokane Valley area, which was previously part of Spokane County, recently passed a referendum for incorporation.  That new city is presently in the formalization process.

“The recent national and local economic recession is believed to have ended around the beginning of 2003, although the recovery has been relatively slow relative to historical comparisons.  The Spokane economy appears to be gaining momentum as employment here rebounds.  Realtors are generally indicating moderate levels of renewed interest in development, however it is likely too early to predict what will transpire over the next few years.

“Spokane is trending toward a more service and retail trade-oriented employment base.  Commercial construction in general has leveled off over the last year, though moderate growth continues and the outlook is fair.  Spokane, along with the Coeur d’Alene area, will continue building on the convention and hospitality industries, which have become an increasingly important aspect of the region’s economy.  Affordable housing is abundant and, while the GMA has limited available lands, there is still plenty of room for growth and development land is, for the time being, relatively inexpensive.  Overall, the Spokane MSA should continue at a moderate rate of growth as it has over the past several decades.”

COMPANY POSITION

Background

PSC has had a tumultuous history, especially during the last three years.  In PAG’s opinion, a thorough understanding of the Company’s history is essential in analyzing recent financial results and in projecting future financial performance since the fundamental nature of PSC’s business has changed during the past few years.  As such, our discussion of historical events is more thorough than is typically the case in most business appraisal reports.

PSC traces its beginnings to the 1940s when former Chairman Wayne Guthrie founded Guthrie Construction, a builder of single-family homes.  PSC was formed in 1957.  Residential construction was the mainstay of the Company through the mid-1960s.  At that time, the business changed, and PSC evolved into a finance company specializing in mortgage financing for commercial and residential projects.  To help finance its activities, PSC began selling debentures to Washington residents in 1969, a practice that continues today under the auspices of the Washington State Securities Division of the Department of Financial Institutions.

PSC continued to focus on lending activities through the 1970s.  In addition to providing conventional real estate financing, the Company acquired seller-financed real estate notes at a discount to face value.  PSC also began to acquire commercial properties during this period, primarily apartments or office buildings.  Three of the Company’s most valuable properties were acquired during this time frame – the Broadmoor Apartments in 1969, and the Peyton Building and the Hutton Building, both in 1979.

In May 1985, PSC merged with Security Savesco, Inc., a Seattle-based company that was involved in real estate financing and owning, leasing and selling real property.  Security Savesco had declared bankruptcy in 1969 and issued stock to the public in 1971 as part of a plan of reorganization.  Security Savesco, Inc. was the surviving corporation.  Its name was changed to Pacific Security Companies as of the date of the merger.  PSC acquired public shareholders as a result of the merger with Security Savesco; however, there has never been an active market for PSC stock.

During the mid-to-late 1980s, PSC was being managed primarily by John Guthrie and Robert Guthrie, sons of Wayne Guthrie from a prior marriage.  John Guthrie (President at the time) left the Company’s employ in 1988 and Robert Guthrie was appointed President.  Robert Guthrie’s vision was to turn PSC into a property development company.  During the 1989 through 1991 period, PSC acquired several large, unimproved parcels of land for future development.  However, Robert Guthrie also left the Company in 1991 and Wayne Guthrie, age 71 at the time, again became President.

The 1990s.  Until this time, the majority of PSC’s net income stemmed from its real estate financing activities.  However, competitive conditions in the secondary mortgage market increased during the early-1990s.  Several publicly-traded funds were created to acquire pools of mortgages in the secondary market.  The increased demand for mortgage contracts in the secondary market drove yields lower.  Due to the decreased profitability of real estate lending activities, PSC began to focus more heavily on its investment properties.

Two commercial properties in Spokane were added to the Company’s holdings during the early-1990s.  The Pier 1 Building was purchased in 1990 as part of a large land acquisition and was subsequently renovated in 1992.  The AT&T Wireless Building was constructed in 1992.  In contrast to the increased real property holdings, financing activities and the size of the receivables portfolio steadily declined.  PSC also began to improve the land holdings that had been acquired during the tenure of Robert Guthrie.  Management believed that improving the properties with public utilities, roads, curbs, sidewalks, etc. would improve their marketability to a developer.

An inordinate amount of management time and Company resources during the 1992 through 1998 period were spent on two legal disputes with related parties.  Wayne Guthrie had divorced and remarried during the 1950s.  Robert Guthrie, John Guthrie and Linda Guthrie are Wayne Guthrie’s children from his first marriage.  David Guthrie and Julian Guthrie are Wayne Guthrie’s children from his second marriage to Constance; Kevin Guthrie is the son of Constance Guthrie from her first marriage.  At that time David Guthrie and Kevin Guthrie were both employed by PSC.

In 1986, PSC made loans to Robert Guthrie, John Guthrie and Linda Guthrie to enable them to refinance a bank loan that was due on an apartment property.  The bank was ready to foreclose on the property.  The Company required payment in full within five years.  After five years had passed, PSC commenced foreclosure proceedings after the three Guthrie siblings were not able to make their loan payments to PSC.  The Washington Department of Financial Institutions was adamant that loans to insiders be repaid.  Litigation ensued that lasted into 1996.  PSC prevailed, foreclosed on the property and sold it to an unrelated party.

Robert Guthrie filed an unrelated lawsuit in 1992 that alleged improprieties in the marital dissolution of his mother and Wayne Guthrie in the 1950s and asserted that a portion of Wayne Guthrie’s assets were still community property with his first wife.  After a protracted litigation, the suit was settled prior to trial in January 1998.  The Company agreed to settle all claims of the “minority stockholders” (among them Robert Guthrie, John Guthrie and Linda Guthrie) by redeeming their 408,419 shares of PSC common stock for nearly $1.7 million and paying the plaintiffs’ legal costs.

PSC’s real estate lending activities continued to wind down during the mid-1990s, and the Company focused on remodeling its rental properties.  Under the direction of Wayne Guthrie, PSC also continued to develop its investment property, the legacy left by Robert Guthrie.  One such development project was Birdies Golf Center.  In fiscal 1996 (ended July 31), the Company completed construction of Birdies Golf Center, just north of Spokane.  The golf center featured a 56-tee driving range; a fully-lighted, contoured fairway with five target greens; a pro shop; teaching studios and an 8,000 square foot putting green.  Birdies Golf Center was never profitable and, on December 1, 1998, management elected to close this operation and commenced liquidating the related assets.

The Birdies facility was converted into an office building known as the Cornerstone Office Building.  The facility was leased to two tenants during fiscal 1999.  PSC continued to own the Cornerstone Office Building as of the appraisal date.  The 40 acres surrounding the Cornerstone Office Building began to be developed into the Cornerstone Office Park.  There were originally 18 parcels available for sale; four lots remained unsold as of the appraisal date.  PSC entered into a build-to-suit arrangement with one tenant (Apex Physical Therapy) of the Cornerstone Office Park.  Construction of the Apex Physical Therapy Building was completed in early-2000.  The tenant had a two-year purchase option on the property, which it failed to exercise; the building was subsequently sold to another party.

During fiscal 2001, PSC began construction of a second office building in the Cornerstone Office Park.  Cornerstone Office Building #2 (“COB#2), a 13,000 square foot building, was completed just prior to the tragic events of September 11, 2001.  It remained vacant during the remainder of fiscal 2002 and throughout fiscal 2003.  The first tenant (for 2,500 square feet) took occupancy in August 2003.  The building was sold in June 2004.

PSC’s other ongoing development project during the second half of the 1990s was Tanglewood Ranch Park Estates (“The Crest”), a residential development located in south Spokane County.  This property was acquired through foreclosure in 1991.  The Crest featured 24 10-acre parcels suitable for home construction.  The Company began developing this project in fiscal 1997 and began marketing the parcels in fiscal 1998.  The final lot was sold in September 2003.

According to management, the Company was unable to do any strategic planning while the minority shareholder lawsuit was ongoing.  Banks were unwilling to commit funds to PSC while the ownership of the stock was still in dispute.  The settlement of the suit allowed PSC to move forward.  David Guthrie and Kevin Guthrie had been primarily responsible for managing day-to-day operations since the early-1990s.  However, all major strategic decisions were put on hold while the shareholder dispute was ongoing.  Following the settlement of the lawsuit in January 1998, David Guthrie assumed operating control of the Company; he was named President and Chief Executive Officer in 1999.

Cornerstone Realty Advisors.  Cornerstone Realty Advisors, Inc. (“CRA”), a wholly-owned subsidiary of PSC, was formed in March 1998.  CRA was involved in commercial real estate lending, specifically in providing construction/development financing.  CRA allowed PSC to return to its historical area of expertise – real estate lending.  At the time CRA was formed, PSC was experiencing sizable losses from operations.  Without a rapid and significant turnaround in earnings, management was considering bankruptcy.  John Lloyd, formerly with Washington Trust Bank and San Diego Trust Bank, was hired to oversee CRA’s lending efforts.  The activities of CRA grew substantially in the ensuing few years.  The renewed focus toward real estate lending prompted the parent company to change its name to Pacific Security Financial, Inc. (from Pacific Security Companies) in November 1999.

CRA specialized in construction/bridge loans for commercial properties until permanent financing could be arranged.  Loans were made on properties throughout the western United States.  CRA provided loans ranging from $200,000 to $3.5 million on commercial projects such as multifamily residential, warehouse, light industrial, office and professional buildings, retail, etc.  The majority of the loans were secured by a first mortgage on the property and personal guarantees.  All loans were floating rate, with interest rates routinely ranging from 3.0% to 4.50% over prime and loan fees/points of another 2.0% to 4.0%.  Maturities generally ranged from 12 to 24 months.

PSC financed the activities of CRA with bank lines of credit.  The credit lines to finance the activities of CRA consisted of floating rate debt.  CRA earned income by maintaining its interest rate spread and generating substantial loan fees.  CRA’s niche was in providing financing on projects that were not initially “bankable” through conventional lenders because of the lack of an appraisal, limited pre-leasing, limited cash equity, etc.  By understanding the real estate market, CRA could provide a quick response to a borrower’s opportunity.  However, there was no doubt that CRA operated in the high-risk end of the commercial real estate lending business.

In July 2000, PSC acquired two adjacent office/retail buildings in the Calderwood development in Boise, Idaho for $2.9 million.  The Ardene Building and the Overland Building were acquired as long-term rental investments.  PSC was familiar with the properties since CRA had provided financing to Calderwood’s developer.  The Company simultaneously purchased two commercial lots in the Calderwood development.  In calendar 2000, PSC also acquired a small building housing a tavern (Outback Jacks) located adjacent to the Hutton Building.

PSC experienced its first major foreclosure of property securing a CRA loan in fiscal 2001.  In December 2000, the Company foreclosed on Park View Estates, a mobile home park under development in Twin Falls, Idaho, that secured a $1.0 million loan.  PSC re-platted the property to a single-family home subdivision consisting of 51 lots and 23 additional acres.  The parcels began to be marketed in March 2002.  All had been sold by the end of fiscal 2003, with PSC incurring only a modest loss on the transaction.

Loss of Bank Financing.  The most significant event in the Company’s recent history occurred in October 2001.  The lending activities of CRA were funded largely with a warehouse line of credit provided by U.S. National Bank of Washington and by a line of credit with Western Bank (a subsidiary of Washington Mutual).  U.S. Bank merged with Firstar Corp. of Minneapolis in February 2001.  In October 2001, U.S. bank notified PSC that, as a result of the merger, U.S. Bank was exiting the commercial warehouse lending business.  At the time, PSC had a $13.5 million warehouse line of credit from U.S. Bank, which was fully committed.  All of the U.S. Bank loans were performing.  U.S. Bank was willing to work with the Company to allow current loan commitments (all tied to specific CRA loans) to pay off as they matured, generally by March 2003.

Washington Mutual Savings Bank provided PSC with a $3.5 million general operating line of credit and another $8.0 million warehouse line tied directly to CRA loans.  According to management, the terms of the Washington Mutual warehouse line were patterned after those offered by U.S. Bank.  Management informed Washington Mutual of U.S. Bank’s decision.  Within days, Washington Mutual notified PSC that it was similarly terminating its warehouse lending commitment; all related borrowings were to be paid in full no later than December 2002.  Washington Mutual also terminated the general operating credit line; the Company was given approximately six months to pay down the operating line.

PSC contacted 16 separate financial institutions in an attempt to establish an alternate source of warehouse credit to finance the operations of CRA, but with no success.  The reluctance of banks to extend credit on high-risk real estate loans was traced to the exceedingly weak economic conditions that gripped the country at the end of 2001.

With its bank credit lines gone, PSC’s primary source of funds was fixed-rate debentures offered to individual investors under the Washington State Debenture Act.  The Company had not sold any debentures since fiscal 2001.  One condition imposed by the Washington State Securities Division to sell new debentures was that total outstanding borrowings had to be reduced to $9.5 million from approximately $10.2 million at the time; the total amount due (principle and accrued interest) was approximately $1.2 million.  The mandated reduction in debenture debt put added strains on PSC’s liquidity.

When it was apparent that alternate sources of bank financing would not be available, during the spring of 2002, PSC explored making an offering of preferred stock to be listed on the Pacific Stock Exchange.  Replacing debt with preferred equity would improve the Company’s financial leverage.  Also, according to management, the existence of a publicly-traded equity security would exempt PSC from having to comply with new restrictions required under the Washington State Debenture Act.  One of the most onerous of those restrictions is that the Washington State Securities Division must approve a loan exceeding 2.5% of PSC’s assets.  The Company was forced to cancel the proposed offering of preferred stock when losses on CRA loans prompted a loss in the April 2002 quarter.

A third option explored by the Company was to form a bank.  A business plan was prepared and a presentation was given to the Washington State Department of Financial Institutions and the FDIC.  However, due in part to the weak commercial real estate market that existed during the first half of 2002, PSC was advised to shelve the proposal prior to submitting a formal application.

Partial Liquidation.  With all other options to secure additional funding exhausted, PSC was forced not only to discontinue its commercial lending operations but also to sell some of its properties to raise the cash necessary to pay off the U.S. Bank debt, Washington Mutual debt, certain mortgage debt and reduce its outstanding debenture debt.  The loss of the bank warehouse lines of credit (combined with an increase in non-performing CRA loans) triggered a liquidity crunch that required the liquidation of a substantial portion of PSC’s assets.  CRA was dissolved in March 2002, and its collection operations were shifted to the parent company.

The Broadmoor Apartments were sold in October 2001 for $3.6 million, including a gain of nearly $2.1 million.  PSC provided seller-financing for the transaction and currently holds a related mortgage contract receivable of nearly $2.9 million; the Company sold a $400,000 participation interest in the contract receivable.  The gain was deferred for tax purposes.

The AT&T Wireless Building was sold in February 2002 for $700,000, resulting in a small loss of $61,000.  PSC had minimal equity in this property since the related mortgage debt with U.S. Bank was $697,000.

The Hutton Building was sold in March 2002 for $3.5 million, essentially equivalent to net book value.  The transaction was seller-financed, with PSC taking a note for $3.2 million.  Faced with the need to generate cash to pay down the Washington Mutual credit line, in March 2003, the Company offered the note holder a 10% discount as an incentive to prepay the note, with PSC incurring a $318,000 loss in the process.  The Hutton Building was subject to underlying mortgage debt of approximately $2.4 million.  The Outback Jacks building (located adjacent to the Hutton Building) was also sold in March 2002 for $390,000, similar to net book value.  There was no debt against this property.

Property sales continued in fiscal 2003.  The Apex Physical Therapy Building was sold in October 2002 for $640,000, generating a gain of $31,000.  The building was subject to an underlying mortgage of $450,000.

The Calderwood-Overland Building was sold in February 2003 for $1.58 million, $93,000 below net book value.  The Calderwood-Ardene Building was sold in May 2003 for $1,024,000, generating a loss of $207,000.  The two Calderwood lots were similarly sold in May 2003 for $100,000, generating a loss of $25,000.  The Calderwood properties were subject to a combined mortgage of approximately $1.8 million.  By the end of the July 2003 fiscal year, PSC’s rental properties consisted of the Peyton Building, the Pier 1 Building and the two Cornerstone Office Buildings.

The weak economy (made worse by the collapse of the dot.com market and the events of September 11) prompted a significant downturn in commercial real estate markets and caused several of CRA’s borrowers to experience financial difficulties.  As noted, 42 lots and related acreage in Park View Estates in Twin Falls, Idaho were sold for a total of $1.5 million in fiscal 2003, totally liquidating this holding by the end of the year.

PSC foreclosed on several commercial lots in the Calderwood development in fiscal 2002.  The lots were sold for aggregate consideration of $891,000 in fiscal 2003.

In May 2002, PSC foreclosed on four condominiums in Boise that secured a CRA loan.  One was sold in fiscal 2002 and the remaining three were sold in fiscal 2003.  A loss was incurred on the sale.

In December 2002, PSC foreclosed on property contained in the Bear Hollow residential development in Park City, Utah.  In June 2003, the Company foreclosed on property contained in the Trolley Square mixed-use development in Eagle, Idaho.  A portion of the Bear Hollow property was sold in June 2004 and a portion of the Trolley Square property was sold in April 2004.

Due to a combination of the sale of existing rental or development properties, the liquidation of long-term real estate contracts receivable, the collection of existing loans and the sale of property acquired through foreclosure, PSC was able to eliminate its short-term obligations to U.S. Bank and substantially reduce those to Washington Mutual by the end of fiscal 2003.  However, the liquidation of assets was not without its costs.  According to management, the Company was forced to sell some properties below market value or forced to offer discounts for prepayment of long-term receivables.  Also, loan losses (primarily on CRA loans) totaled over $2.2 million during fiscal 2002 and fiscal 2003.  According to management, some of the loan losses were the result of PSC not having the liquidity to pay off first lien holders, thereby eliminating CRA’s second position lien.

The marked reduction in ongoing rental operations and the elimination of the Company’s commercial lending activities also prompted a significant downsizing in personnel.  PSC’s number of full-time employees declined from 21 at the end of fiscal 2001 to 12 at the end of fiscal 2002 to six at the end of fiscal 2003.  Kevin Guthrie, formerly Vice President of Rental Operations, left PSC in October 2002.  Former CRA President John Lloyd departed in January 2003 when PSC had lost hope of resurrecting its loan origination business.  Severance costs associated with the downsizing have been substantial, as have professional fees associated with exploring different business options, property foreclosures and other legal proceedings.

Fiscal 2004.  At the end of fiscal 2003, PSC reportedly explored selling the Company, and PAG prepared an appraisal for that purpose.  According to David Guthrie, the Company retained business brokers to solicit interest from prospective buyers but found no interested parties.

Absent a sale, PSC would likely continue to be chronically unprofitable since its remaining rental properties and mortgage receivables were not expected to generate the funds necessary to cover operating expenses and service existing debt.  The Company could no longer rely on the recurring loan fees that had been generated by the lending activities of CRA, which had offset continuing losses in the Company’s other business segments.

At the beginning of fiscal 2004, management’s longer-term plan was to sell all of the Company’s existing properties (including the flagship Peyton Building) and refocus PSC on a new business – offering participation interests in commercial mortgages to individual investors.  Providing bridge financing was viewed as being less risky than the construction/development lending of CRA.

The business model was for PSC to originate a loan to a commercial borrower.  The Company would initially fund the loan with short-term bank borrowings or from cash.  PSC would then sell undivided interests in a note and deed of trust to individual investors.  The risk of default would lie with the investors, not with PSC.  The bridge loans were to average two years in duration.  Borrowers would be charged an origination fee of 4% to 8%, and the loan would be sold to investors at par.  PSC would retain a management and servicing fee.

Once the mortgage business was operational, management hoped to generate enough cash to either pay off debentures as they came due or be able to transfer its outstanding debenture obligations to a publicly-traded company.  A public company would not be required to meet the onerous restrictions required by the Washington State Securities Division.  The business plan was for PSC to transfer its debenture obligations and an equivalent amount of cash to the acquiring company.  PSC’s equity would be unchanged, but it would be free of the restrictions imposed by the Washington State Securities Division.

Metropolitan Mortgage Company – a large, national finance company – was previously the only other company subject to the Washington State Debenture Act.  However, as of the appraisal date, it was no longer subject to the requirements of the Washington State Securities Division because it had sold preferred stock to the public.  Metropolitan Mortgage defaulted on its debentures and preferred stock in late-2003 and filed for Chapter 11 reorganization in February 2004.

PSC management internally prepared a draft of an Offering Circular in fiscal 2004.  However, due in part to the recent experience of Metropolitan Mortgage, Mr. Guthrie was unable to find a law firm that would undertake the project.  Due to the nature of the real estate loans and the offering size, the offering was viewed by legal counsel as being too risky.

With its proposed new mortgage lending operations scrubbed, PSC continued to liquidate assets in fiscal 2004 to meet debt commitments.  The name was changed back to Pacific Security Companies, Inc. in October 2003.  The Pier 1 Building in Spokane was sold in December 2003 for $3.7 million.  PSC booked a $419,000 gain on the sale, despite related selling expenses of $452,000 (including over $200,000 in prepayment penalties).  Approximately $980,000 of the sale proceeds was used to pay mortgage debt to General American Insurance and $1.0 million was used to pay down mortgage debt to Sterling Savings Bank.

In April 2004, PSC sold about 18 acres of the foreclosed Trolley Square property in Eagle, Idaho for $1.23 million.  A $246,000 loss was incurred on the sale.  The sale proceeds were used to pay off an $880,000 loan from Washington Mutual, the last loan remaining from the CRA loan portfolio.

PSC’s most recent quarterly financial statements as of the appraisal date were as of April 30, 2004.  However, three large property sales occurred in June 2004.  On June 1, 2004, PSC sold COB#2 for $1.37 million; a small loss of $71,000 was booked on the sale, and this loss includes approximately $200,000 invested in the building between April 30 and the date of sale.  All of the sale proceeds were used to pay a mortgage obligation to American West Bank that was secured by both Cornerstone office buildings.  The approximate $496,000 residual loan balance is secured by Cornerstone Office Building #1 (“COB#1).

On June 8, 2004, PSC sold its flagship Peyton Building, which contains the Company’s offices.  Although the sale price was nearly $5.8 million, there were expenses of $872,000 associated with the sale, including sales commissions, the write-off of prepaid lease fees, credits for remodeling activity still in process and recent expenses for tenant improvements.  A $313,000 loss was recorded on the sale.  The net sale proceeds were used primarily to pay the related $2.8 million mortgage owed to Sterling Savings Bank.

On June 9, 2004, PSC sold its 50% interest in just over half of the Bear Hollow property in Park City, Utah.  Pring Corporation is the other 50% owner.  The sale is the first stage of a two-step sale that is scheduled to conclude in May 2005.  PSC sold its interest for $822,000, booking a $142,000 gain in the process.  The proceeds were used to pay a $500,000 bridge loan from Pring Corporation that was obtained in October 2003.

In summary, due to the liquidation of assets that occurred over the past few years, as of the July 2004 appraisal date, PSC’s real property holdings were a fraction of those in prior years.  The lone remaining rental property was COB#1.  Five other properties (four of which were acquired through foreclosure) were held for sale or development, and their aggregate market value is believed to be less than $3.0 million.

Business

In past years, PSC’s business was separated into the following four segments: 1) originating real estate contracts and acquiring seller-financed contracts in the secondary market, 2) providing short-term real estate loans for construction financing through CRA, 3) owning/operating commercial properties, primarily in the Spokane area, and 4) property development and/or sale.  As of April 30, 2004 (the latest quarterly financial statement prior to the appraisal date), the assets (at net book value) devoted to these four activities were as follows:

Assets Employed

Long-Term Real Estate Contracts

$3,978,027

Short-Term Real Estate Contracts

1,853,424

Rental Properties

7,183,932

Properties for Sale and/or Development

3,229,562

Long-Term Mortgage Lending.  A summary of PSC’s mortgage loans receivable as of April 30, 2004 is included in Table I.  The largest individual contract is easily the seller-financed note for the sale of the Broadmoor Apartments in October 2001.  This note had a contract balance of nearly $2.9 million as of April 30, 2004; PSC had sold a participation interest of $400,000.  Loan payments are based on a 25-year amortization schedule with interest at 1.0% above the prime rate, subject to a floor of 6.5%.  The floor rate of 6.5% was in effect as of the appraisal date.  The contract is subject to a balloon payment in 2011.

The majority of remaining long-term receivables also stem from seller-financed notes resulting from the sale of real property in past years.  According to management, few notes receivable remain that were originally purchased in the secondary market.  PAG has individually identified the four notes with balances in excess of $100,000.  The remaining 12 notes were included in an “all other” category, with a total loan balance of $402,950.  Interest rates generally range from 4% to 13%.

Of the four long-term notes detailed in Table I, the Christen and Pizelo loans recently each had their terms extended by two years.  The Ducommun loan (due on December 12, 2004) will also likely require an extension.  Of the residual loans, a note for $18,162 from Elaimy was past due but is secured by a classic automobile; management believes PSC will receive payment in full.  Another loan from McGrew for $16,238 was fully reserved (which is not reflected on Table I).  Management believes it is unlikely that PSC will collect the full amount due on the McGrew note.

Short-Term Commercial Lending.  PSC’s short-term commercial lending was provided by CRA.  As previously detailed, due to a lack of funding, PSC ceased making commercial loans in early-2003.  However, the Company is still collecting on a few CRA loans that remain outstanding.

As of April 30, 2004, three CRA loans remained outstanding, as detailed in Table I.  The two largest loans are with Rock Ridge Properties, Inc.  Both loans were due June 30, 2004.  As of the appraisal date, PSC had just filed a notice of default.  Rock Ridge is reportedly working to refinance the notes with another lender.  According to David Guthrie, PSC has a first security position in the related property, which is believed to be worth in excess of $3.0 million, well above the outstanding note balances of $1.4 million.  He believes there is a good chance PSC will be paid in full.

Grandmark Homes Inc. was forced into involuntary bankruptcy by unsecured creditors.  PSC has sold a $75,000 participation interest in this $215,000 loan.  The $140,000 balance owing to PSC has been fully reserved.  According to Mr. Guthrie, PSC has a second security position in the underlying property, and the chances of any recovery are slim.  The Company plans to write off the note at the end of the July 2004 fiscal year.

Other notes receivable relating to CRA loans have already been written off.  Two loans to Skyline Estates totaling $995,018 were due in September 2002.  PSC had a first security position on one loan for $500,000 and has taken possession of the property.  The Company had a second position on several other properties securing the second loan for $495,018.  Skyline Estates has filed bankruptcy and PSC wrote off the second loan when the first-position lien holder foreclosed out the Company’s second position.  Chances of any recovery are believed to be remote.

A $668,806 second-position loan due from Toscana, LLC was due in June 2002 and has been written off, again because the Company did not have the liquidity to protect its second-position lien by paying off the senior lender prior to foreclosure.  Although PSC has received a judgment of $700,000 against the debtor and its guarantor, Mr. Guthrie believes the chances of any recovery are remote.

Finally, a $223,314 receivable is due from Mark Clegg, a developer in Boise.  This obligation is not evidenced by a formal promissory note and is included with “other receivables” in the balance sheet.  Although PSC has received a judgment against Mr. Clegg for $1.5 million, the note was fully reserved in fiscal 2003 and is scheduled to be written off at the end of fiscal 2004.  This was also a second-position lien.  Mr. Guthrie believes the chances of any recovery are remote.

Rental Property.  PSC’s rental properties have declined considerably following the sales of the past three years.  Financial details of the three properties that remained as of April 30, 2004 are contained in Table II.  However, two of the three properties were sold in June 2004.

Following a $1,593,680 provision for impairment that was taken over the past year, the net book value of the Peyton Building was approximately $5.0 million as of April 30, 2004.  Prepaid (i.e., capitalized) lease fees were another $166,224.  The Peyton Building was sold June 8, 2004.  Although the purchase price was nearly $5.8 million, because of related expenses of $872,000 for commissions, the write-off of lease fees, allowances for unfinished space and recent expenditures for tenant improvements, a $312,909 loss was recorded on the sale.  Approximately $2.8 million of the sale proceeds were used to pay related mortgage debt to Sterling Savings Bank.

COB#2 was carried on PSC’s books at approximately $1.1 million as of April 30, 2004, after a $288,000 provision for asset impairment.  Related prepaid lease fees were $14,671.  This building was sold on June 1, 2004 for $1.37 million.  The expense associated with the sale totaled $110,000.  Since over $200,000 was spent on building improvements between April 30, 2004 and the date of sale, PSC recorded a $71,119 loss on the sale.  All of the sale proceeds were used to pay related mortgage debt to American West Bank.

The third rental property owned as of April 30, 2004 was COB#1, the remodeled Birdies Golf Center.  It was PSC’s only remaining rental property as of the appraisal date.  COB#1 contains approximately 8,300 square feet of rentable space.  It was historically rented to two tenants (Foursquare Gospel Church and Medical Manager) since being remodeled in 1999.  The church vacated the property in April 2004 and Medical Manager vacated the property in June 2004.  As of the appraisal date, PSC had a single tenant leasing only 750 square feet of the available space.  Efforts were ongoing to lease additional space.

Following a $200,000 provision for asset impairment, COB#1 was carried on PSC’s books at a value of $1.0 million as of April 30, 2004.  According to Mr. Guthrie, an additional write-down of $75,000 is likely by the end of the July 2004 fiscal year.  As of the appraisal date, management planned to list the building for sale at an asking price of $975,000, although a sale might be difficult until the building is more fully leased.  Following the sale of COB#2, COB#1 is secured by approximately $496,000 owed to American West Bank.

Property for Sale or Development.  PSC’s property held for sale or development as of April 30, 2004 is similarly listed in Table II.

PSC owns four lots totaling 151,083 square feet (approximately 3.5 acres) of the 40 acres originally held for sale in the Cornerstone Office Park.  The property has a cost basis of $372,413.  According to Mr. Guthrie, a sale of the property was pending as of the appraisal date.  The buyer intends to use the property to construct low-income apartments.  However, the sale is contingent on the buyer completing its due diligence and obtaining low income housing tax credits from a government agency to assist in financing the project.  Due to the high demand (and limited supply) of such tax credits, the buyer’s ability to obtain the tax credits is by no means assured.  The tentative sales price of the property is $418,000, and selling costs are estimated to be 2%; hence, PSC should book a small gain.  Although there was no mortgage debt owing on the property as of April 30, 2004, a $135,000 bridge loan was secured in June 2004 from Construction Associates.

PSC owns approximately six acres of undeveloped land in Auburn, Washington that was acquired through foreclosure in 1993.  The property was originally zoned for multifamily housing but was down-zoned to single-family housing shortly after being acquired.  The property has intermittently been listed for sale (most recently for $189,000) but with no success.  Cost is $177,103.

A year ago, management planned to request a zoning change to allow multifamily use.  However, it has since been discovered that an adjacent property owner may be encroaching on the PSC property.  If access can be obtained through the property of the encroaching landowner, PSC’s property will reportedly be more suitable for single-family development.  As of the appraisal date, management planned to either market the property to a developer or partially develop the property and sell six finished lots to a builder.  The property was not being actively marketed as of the appraisal date, as management continues to explore the nature of the potential encroachment by the neighboring property owner.

In December 2002, PSC acquired (through the foreclosure of a CRA loan) the Bear Hollow residential development in Park City, Utah.  The development contains single-family homes, townhouses and condominiums.  The developer was in the third phase of the project when foreclosure occurred.  PSC originally made a $2.5 million loan but participated 50% to Pring Corporation, an unrelated party.  The Company’s portion of the cost of the property (i.e., the transferred loan balance) was $1,250,046 as of April 30, 2004.

On June 9, 2004, PSC entered into an agreement to sell the 27.63-acre property to a local builder, Hamlet Development Corporation.  The aggregate purchase price is $3.1 million, to be exercised in two phases; 50% of the sale proceeds are to Pring Corporation.

PSC’s portion of the sales price for Phase I of the sale was $822,000.  Related selling expenses were about $18,000, and the Company booked a $141,821 gain on the sale.  Phase II of the sale is scheduled to close on May 17, 2005.  PSC’s portion of the sales price should be $728,000.  According to Mr. Guthrie, the Company expects to record a gain on Phase II of the sale of less than $100,000.

Trolley Square is an office/retail/residential development in Eagle, Idaho that was acquired through foreclosure of a CRA loan in June 2003.  The original loan was for approximately $3.3 million, but PSC sold a 55.94%participation interest to Pring Corporation.  The property covers approximately 24 acres.

In April 2004, approximately 18 acres of the property was sold to a local developer.  PSC’s portion of the sale proceeds was $1.23 million, and the Company recorded a $245,629 loss on the sale.  The sale proceeds were used to pay off an $880,000 mortgage obligation to Washington Mutual Savings Bank.  Pring Corporation’s ownership interest in the property was limited to the acreage that has already been sold; Pring has no interest in the balance of the property.

As of April 30, 2004, PSC’s cost basis in the remaining property was $1,030,000.  According to Mr. Guthrie, a tentative sale for the remaining six acres had just fallen through as of the appraisal date.  He is hopeful that the prospective buyer can find another equity partner to complete the necessary financing.  The tentative sale price of the property was $1.1 million, and selling costs are estimated to be 7%.  There is no debt securing the remaining six acres of the property.

PSC’s final property held for sale is the Skyline Estates property that was acquired through foreclosure of a CRA loan in January 2004.  The loan securing the property had a $500,000 balance owing, while the foreclosed property is carried on PSC’s books at its estimated market value at the time of foreclosure of $400,000.  According to Mr. Guthrie, PSC’s property is a residential lot (less than 1.0 acre) in a high-end residential area of Oakland Hills.  Construction of a large home on an adjacent property is underway.  The construction reportedly encroaches on PSC’s property, and the Company has demanded that the encroaching landowner buy PSC’s lot.  The tentative asking price is $600,000, but this is subject to negotiation.  Absent the encroachment issue, Mr. Guthrie believes the property is worth closer to $400,000.  There is no mortgage debt against the property.

Operations

PSC’s offices are located in the Peyton Building.  The Company occupied 4,900 square feet during fiscal 2003 but had downsized to 3,888 square feet as of the appraisal date.  The Peyton Building was sold in June 2004.  PSC executed a one-year lease with the buyer (with an option to renew for another year), with rent set at $15.00 per square foot.

PSC had six full-time employees as of the appraisal date, down from 12 at the end of fiscal 2002 and 21 at the end of 2001.  The employees consisted of President David Guthrie, Vice President William Jenkins, Chief Financial Officer Donald Migliuri, Carol Clark, Mona Stanton and Glenda Repp.  In past years, PSC provided its own property management services and in-house maintenance/janitorial personnel; however, these services are now contracted with an outside vendor since the Company has only one remaining rental property.

Operations as of the appraisal date consisted primarily of 1) seeking additional tenants for COB #1 while simultaneously trying to sell the building; 2) working to sell (or complete pending sales) the remainder of the Cornerstone, Bear Hollow, Trolley Square and Skyline Estate properties; 3) collections on the various long-term receivables; and 4) collecting the lone remaining short-term receivable from Rock Ridge Properties, LLC.  In addition, management had engaged legal counsel for various corporate affairs and was developing a plan to sell equity in PSC to an investor that could benefit from the Company’s net operating loss carryforwards.  PSC is no longer actively originating commercial loans.  There are also ongoing costs associated with filings required by the Securities and Exchange Commission and with administering the debenture debt owed to individual investors.  Mr. Migliuri estimates the annual administrative expenses of being an SEC-reporting company to be between $60,000 and $80,000; the annual expenses of administering the debenture debt are estimated to be $30,000 to $40,000.

Management/Ownership

Management of PSC was historically headed by founder Wayne Guthrie.  However, Mr. Guthrie had not been active in day-to-day management since 1998.  Wayne Guthrie passed away in August 2003.

David Guthrie, 40, was elected President in February 1999 and Chairman in March 2002.  He had been a Vice President of the Company since 1989.  David Guthrie is in charge of all aspects of PSC’s operations.

Donald Migliuri, 57, has been Treasurer of the Company since 1990 and Secretary since 1991.  He serves as PSC’s Chief Financial Officer.  Mr. Migliuri is currently a Certified Management Accountant and was a Certified Public Accountant for over 20 years before joining the Company.

William Jenkins, 41, is currently a Vice President in charge of financing and loan services.  He is a Certified Public Accountant and was hired by the Company in October 2000.

Due to the downsizing that was inevitable during fiscal 2001 and fiscal 2002, two other key management personnel left the Company’s employ during fiscal 2003.  Kevin Guthrie, formerly Vice President in charge of rental properties, ceased employment in October 2002.  John Lloyd, the former President of CRA, left the Company in January 2003.

The Board of Directors consists of David Guthrie, Kevin Guthrie, Donald Migliuri, Constance Guthrie, Robert Codd, Julian Guthrie and John Bury.  As noted, Constance Guthrie is the widow of Wayne Guthrie.  David Guthrie and Julian Guthrie are the children of Wayne and Constance Guthrie; Kevin Guthrie is the son of Constance Guthrie from a prior marriage.  Constance Guthrie is not employed outside the home, and Julian Guthrie is a reporter for the San Francisco Chronicle.  Mr. Codd is a former employee.  Mr. Bury is a local attorney who was elected to the Board in June 2003 to replace Wayne Guthrie, whose health was failing.  David Guthrie was the only Guthrie family member employed by PSC as of the appraisal date.

The shareholders of PSC as of July 31, 2004 were as follows:

Common

Percent

Shareholder

Shares

of Total

Constance Guthrie

285,043.00

26.47

%

Kevin Guthrie

222,718.00

20.68

David Guthrie

222,718.00

20.68

Julian Guthrie

  196,838.40

18.28

Subtotal

927,317.40

86.11

All Other (942 Shareholders)

  149,626.18

  13.89

Total

1,076,943.58

100.00

%

As of the appraisal date, PSC had 3,000 shares of preferred stock outstanding.  All were owned by Constance Guthrie.  The preferred stock had a $100 per share par value, was voting, had a 6.0% cumulative dividend and a liquidation preference (at par value) over the common stock.  The preferred dividend was not declared during fiscal 2003 but was declared (and paid) subsequent to year-end.

The preferred stock was issued in fiscal 1995 at a 50% discount to face value.  A total of 10,400 shares were originally issued.  The Company had the right to redeem the shares at par value after three years from the date of issuance.  A total of 7,400 preferred shares were redeemed by the end of fiscal 1999.  The preferred shares originally contained a mandatory redemption (at par value) after 10 years.  This gradual increase in the value of the preferred stock (due to the difference between the original issue price and par value) was reflected as an annual charge against retained earnings.  During fiscal 1999, the shareholders voted to rescind the mandatory redemption requirement; the preferred stock is now considered part of PSC’s permanent capital.

The major transaction in common shares in recent years resulted from the settlement of the “minority shareholder” lawsuit in January 1998.  As part of the settlement agreement, 408,419 shares of common stock held by the minority shareholders were redeemed for a combination of cash, property and notes payable totaling $1,689,500, or $4.14 per share.

PSC is not publicly-traded and has no market for its stock.  However, the Company has numerous small shareholders not affiliated with the Guthrie family (or management) that date back to Security Savesco’s reorganization in 1971 and its merger with the Company in 1985.

Between 1990 and 2000, PSC redeemed the shareholdings of numerous small, unaffiliated shareholders for $1.55 per share.  The redemption price was increased to $3.00 per share in fiscal 2000 based on an analysis by the Board, which included recent appraisals of the properties, the success of CRA and consulting work by PAG.

During fiscal 2003, PSC redeemed 3,932 common shares for $3.00 per share.  Another 195.9 shares were redeemed during the first quarter of fiscal 2004, again at $3.00 per share.  There were no redemptions in the second quarter.  A total of 1,881.7 shares were redeemed in the third quarter ended April 30, 2004 at a reduced price of $2.00 per share.  According to Dave Guthrie, the lower price reflects the continued erosion of the Company’s equity.  The redemption price was lowered again to $1.75 per share during the fourth quarter of fiscal 2004.  In July 2004, the Company redeemed 316.0 common shares from one shareholder for $2.00 per share and a total of 1,019.4 shares from three other shareholders for $1.75 per share.

The Company is under no obligation to honor a request for redemption made by common shareholders.  According to management, the Company would not consider acquiring more than a nominal amount of common stock at a price of $1.75 per share.

Outlook

As of the appraisal date, PSC was continuing to liquidate properties in order to pay down debt.  The radical decline in earning assets coupled with a much slower reduction in overhead (due to the complex reporting requirements of the SEC and the Washington State Securities Division) suggests that the Company will continue to generate losses that will further reduce equity.  Maintaining the status quo is not a viable option.

As of the appraisal date, management had developed a business plan to 1) redeem the common stock of unaffiliated shareholders in order to eliminate public reporting requirements, 2) call and redeem as many debentures as possible in order to be removed from the limitations/requirements of the Washington State Debenture Act, and 3) take advantage of PSC’s accumulated deferred income tax benefits.  An integral part of the plan is to sell equity to a new investor.  The new equity infusion is planned to provide incremental funds to redeem the debentures.  The investment return to a new investor should come primarily from being able to utilize PSC’s substantial net operating loss (“NOL”) carryforwards to shelter income that would otherwise be taxable.

The first step in the strategy is to redeem the common stock held by unaffiliated (i.e., non-Guthrie family) shareholders.  PAG’s work was commissioned by the Board of Directors to assist in that endeavor.  A reverse stock split (an SEC Section 13e transaction) may be used to help facilitate the common stock redemptions.

In management’s opinion, the liquidation proceeds from projected near-term property sales will not be sufficient to pay off related mortgage debt and provide enough funds to call and retire the remaining debenture debt.  It is envisioned that an equity infusion by a new investor will be required to call and redeem all of the outstanding debenture debt in the near term.  According to David Guthrie, not all of the debentures are callable.  If new equity capital is forthcoming, management plans to call all of the debentures that are indeed callable and offer to redeem the remainder.  It is unknown how many of the latter group of debenture holders will choose to accept the offer.

As of the appraisal date, management had just completed a business plan that included a proposal to sell new equity to Pring Corporation.  Pring has participated with PSC on several real estate development and/or financing ventures in the past.  Excluding deferred tax benefits, management believes the residual value of PSC’s equity is negligible.  The primary investment returns to a new investor are viewed as being the tax benefits of being able to utilize PSC’s available NOLs.

According to management, PSC’s NOLs can be utilized by other investors as long as certain requirements are met.  One requirement is that no more than 50% of the voting stock of a company with accumulated NOLs may change hands if the NOLs are to be preserved.  A second requirement is that investors who own 5% or more of the stock must hold it for three years.  A final requirement is that the company’s general line of business must continue.

Management’s proposal is to sell senior common stock and a new class of preferred stock to Pring Corporation (or some other investor).  This would be done after redeeming the common stock held by unaffiliated shareholders.  The majority of the Pring investment would be in preferred stock.  In David Guthrie’s opinion, a requirement of attracting a new equity investor is to first redeem the stock of the unaffiliated common shareholders.  This would eliminate PSC’s SEC-reporting requirements and the potential liability associated with having numerous non-family shareholders.  The new preferred and common stock could be senior to the Company’s existing preferred and common stock.  The new investor would have a senior position relative to the remaining common equity interest held by the Guthrie family.

The business plan calls for certain of Pring’s real estate development and/or financing activities to be conducted through PSC.  The income generated from those activities would accumulate tax-free within PSC until the available NOLs were exhausted.  The incremental benefit to Pring would be the tax savings on income that would normally be taxed at a 34% rate.  After three years, Pring could purchase the balance of PSC’s equity from the Guthrie family.  The funds accumulated within PSC from the tax savings would provide Pring with its return on investment.

A major risk to a new investor is that PSC will not have enough funds to pay off all of the debentures as they come due.  If PSC is not able to pay the debenture holders in full, it may be forced into bankruptcy, in which case the common shareholders would likely end up with nothing.  The return demanded by a new investor would no doubt be high to compensate for the high level of risk.  David Guthrie believes the amount of the new investment would be based solely on the projected future tax savings over a minimum three-year period, discounted to the present at the investor’s opportunity cost of capital.  This suggests that the only equity value of PSC is from the NOLs and that most or all of the incremental value created by the NOLs would inure to the new investor (or other senior stakeholders), not to the current common shareholders.

The aforementioned business plan was tentative as of the appraisal date.  In this regard, PAG notes that PSC has prepared multiple business plans and proposals during the past few years, many of which did not come to fruition.  Nonetheless, the business plan provides an indication of management’s intentions as of the appraisal date.  Subsequent to the date of this appraisal, Pring Corporation declined PSC’s invitation to become an equity investor.

FINANCIAL ANALYSIS

The following sections review PSC’s income statement, statement of cash flows and balance sheet during the five years preceding the appraisal date.  Such an analysis identifies relevant trends and puts the Company’s current revenues, profits and financial condition in perspective with historical norms.  Unusual items and those that had an appreciable impact on the Company’s financial history are highlighted.

PSC’s history over the last several years has been discussed in detail.  The reason for the detailed discussion of historical events was to convey to the reader that, due to the fundamental changes in the Company’s business that occurred during the past few years, historical financial data might not be a reasonable proxy of future expectations.  PSC had only one rental property remaining as of the appraisal date, and the Company was no longer generating fees from the origination of loans.  Concurrent with the decline in rental and loan origination activity was a significant reduction in staffing.  Similarly, due to the wide-scale liquidation of real property, receivables and related debt, the balance sheet that existed as of the appraisal date differed materially from those in prior years.

Due to the circumstances described above, PSC was in an orderly liquidation mode as of the appraisal date.  Hence, the most relevant financial data is the Company’s most recent balance sheet, as adjusted to reflect estimated market value rather than historical cost.

Income Statement

Table III illustrates PSC’s income statement from fiscal 1999 (ended July 31) through the nine months ended April 30, 2004.  Historically, the largest portion of PSC’s revenue stemmed from rental income and interest income on long-term receivables.  Rental revenue increased to nearly $2.7 million in fiscal 2001 with the addition of the two Calderwood office/retail buildings.  However, with the liquidation of properties that occurred during the past three years, rental revenues dropped to $1.2 million during the latest 12 months (“LTM”) ended April 30, 2004.

CRA was formed in March 1998 and experienced significant growth during the next three years.  The majority of PSC’s higher interest income during the fiscal 1999 through fiscal 2001 period stemmed from CRA.  More importantly, CRA generated substantial loan fees, much of which found their way to the bottom line.  Loan and service fees increased to $600,000 in fiscal 2000 and nearly $1.1 million in fiscal 2001.  The demise of CRA’s loan origination business in 2002 prompted significant reductions in PSC’s interest income.  The Company’s combined interest income and loan fee income was nearly $4.0 million during the peak of activity during fiscal 2001; these same revenues dropped to just $514,000 during the LTM.

PSC’s income in past years has been significantly impacted by intermittent gains and losses from the sale of real property.  The majority of the Company’s $2.0 million gain registered in fiscal 2002 was due to the sale of the Broadmoor Apartments; in contrast, the Hutton Building was sold for a small loss.  PSC was forced to continue liquidating properties in fiscal 2003.  The majority of the $458,000 loss booked in fiscal 2003 was attributable to the sale of the two Calderwood office/retail buildings.  The $170,000 net gain recorded during the first nine months of fiscal 2004 was due primarily to a $419,000 gain on the Pier 1 Building in December 2003 and a $245,000 loss on a portion of the Trolley Square property in April 2004.

The financial statements segregate the direct expenses associated with the Company’s rental operations.  These expenses include depreciation/amortization, interest expense on mortgage debt and operating expenses that are directly associated with rental operations.  A summary of the revenue and direct expenses associated with rental operations is shown below:

12 Months Ended

Years Ended July 31,

April 30, 2004

2003

2002

2001

2000

Rental Revenues

$1,235,475

$1,403,357

$1,533,476

$2,689,799

$2,285,947

Rental Expenses

1,423,465

1,471,552

1,703,321

2,396,477

1,995,770

Rental Income

(187,990)

(68,195)

(169,845)

293,322

290,177

Plus Depreciation

and Amortization

   416,849

   471,440

   538,096

   783,704

   698,769

Cash Flow

$  228,859

$   403,245

$   368,251

$1,077,026

$   988,946

The decline in rental revenues and income during the last three years is amply evidenced.  Cash flow (defined as income before non-cash depreciation/amortization charges) is often used as a better proxy of operating performance for real estate companies.  However, if cash flow is used as the proxy of profitability, ongoing expenses for remodeling/refurbishment should also be considered.  Also, it should be stressed that the “rental expenses” noted above include only direct expenses.  PSC has substantial expenses for salaries and general/administrative items that could reasonably be allocated to rental operations.  The contribution to cash flow from rental operations, as portrayed above, is likely significantly overstated.

Besides rental operations, PSC’s other primary business during the past five years was the commercial lending activity of CRA.  The “business segment” information contained in footnotes to the Company’s financial statements segregated PSC’s business activity into “commercial lending operations” and “real estate, rental and receivables operations.”  Financial data for these two broad business segments are illustrated in Table IV.  Table IV highlights the significant contribution to income made by the commercial lending operations of CRA.  According to the segment information, CRA provided a $703,362 contribution to pretax income in fiscal 2000 and a $1,088,890 contribution to pretax income in fiscal 2001.  This positive trend was abruptly reversed in fiscal 2002 when commercial lending operations generated a pretax loss of $485,102.  The loss widened to $1,533,701 in fiscal 2003 and remained at $947,150 through the first nine months of fiscal 2004.  A sizable portion of CRA’s losses during the past two years was attributable to provisions for loan losses.

The income from the balance of PSC’s operations (i.e., rental operations, real estate sales and receivables operations) listed in Table IV is heavily impacted by gains/losses from the sale of real estate.  Without the gains listed in Table III, the balance of PSC’s operations would have been consistently unprofitable.  More important, they would have still been unprofitable even prior to depreciation/amortization charges.

The expenses associated with PSC’s rental operations were previously discussed.  Besides the direct expenses associated with rental operations, PSC’s other major expense is interest expense.  The latter relates to the loans that were used to finance CRA’s lending activities, loans that were used to finance the acquisition of long-term receivables or any other loans for non-rental real estate assets.  The decline in interest expense during the past three years relates directly to the reductions in short-term bank debt used to finance the activities of CRA.

Salaries and commissions are another major ongoing expense.  PSC’s total expense for salaries and commissions in fiscal 2003 did not decline nearly commensurate with the reduction in operating revenues.  According to management, personnel expenses in fiscal 2003 contained one-time severance costs associated with downsizing the workforce that exceeded $300,000.  The expense for salaries and commissions was substantially reduced during the first nine months of fiscal 2004, reflecting the Company’s current workforce of six.

General and administrative (“G&A”) expenses can be even more inflexible downward.  G&A expenses increased in fiscal 2003 due primarily to high professional fees.  According to management, the amount of professional fees directly related to the Company’s downsizing activities is difficult to estimate but easily exceeded $100,000 in fiscal 2003.  Professional fees remained high during the interim period of fiscal 2004.

PSC has suffered material losses during the past few years relating to the writedown of assets such as receivables and real property.  Provisions for loan losses (primarily on CRA loans) were $1.4 million in fiscal 2002, $807,000 in fiscal 2003 and $365,000 during the first nine months of fiscal 2004.  PSC booked a $318,066 “contract discount” (10% of the obligation) in fiscal 2003 to induce the buyer of the Hutton Building to prepay the related mortgage receivable.  The Company similarly recorded a $643,680 charge in fiscal 2003 for impairment to the value of the Peyton Building following an appraisal.  Additional impairment charges totaling over $1.4 million were recorded during the interim period of 2004 on the Peyton Building and two Cornerstone office buildings.

PSC booked pretax income from continuing operations (i.e., excluding Birdies Golf Center) of approximately $850,000 in both fiscal 1999 and 2000.  However, losses would have been incurred in both years without gains from the sale of real estate.  A pretax profit was booked in fiscal 2001 (despite a small loss from real estate sales) due to a substantial contribution to profits from CRA.  A $266,951 pretax loss was recorded in fiscal 2002, and this was after recording a $2.0 million net gain from the sale of real estate; the large loss in fiscal 2002 relates primarily to the $1.4 million provision for loan losses.

A huge pretax loss of $4.2 million was recorded in fiscal 2003, of which $2.2 million was from various writedowns (or actual losses) to assets.  Another $2.8 million pretax loss was reported during the first nine months of fiscal 2004, with $1.6 million attributable to asset writedowns.  The net losses during the past 21 months were substantially reduced by deferred income tax benefits totaling $2.4 million; however, it is unclear if PSC will be able to utilize the NOL carryforwards.  The annual dividend on the preferred stock is $18,000; as of April 30, 2004, there were no cumulative preferred dividends in arrears.

Looking ahead, as of the appraisal date, the only rental property remaining was COB#1.  However, it was largely vacant and for sale.  PSC is no longer originating loans, so loan fee income should be minimal.  Although employment is reduced, annual compensation costs are still running at a rate in excess of $450,000 annually.  G&A expenses are still significant, including the cost to file required reports with the SEC and the cost to administer the debenture obligations.  Given the dramatic decline in earning assets that had occurred as of the appraisal date, if operations were to continue as in the past, management believes that the continued high level of overhead expenses would prompt pretax losses exceeding $1.0 million in fiscal 2005, excluding any gains or losses from assets.  A tentative business plan had been developed as of the appraisal date.  However, the first step in that business plan is the redemption of the common stock held by unaffiliated shareholders.

Cash Flows

A review of PSC’s consolidated statements of cash flows can provide added insight into the Company’s operations.  Table V illustrates PSC’s statement of cash flows from operating, investing and financing activities during the past several years.  The cash flows from operating activities highlight the substantial depreciation and amortization charges contained within the income statement.  Depreciation provides a source of cash, assuming it is not offset by an equivalent amount of property-related capital expenditures.  Similarly, interest charges on PSC’s debenture obligations accrue but are not payable until the bonds mature.  While this creates an additional source of funds from operations, the cash outlay for principal and interest is substantial when the bonds mature.  As of the appraisal date, PSC was faced with a gradual reduction in its debenture indebtedness.  The various writedowns to assets for loan losses, impairment, etc. are also non-cash charges, but they nonetheless serve to decrease equity.  Partially offsetting the non-cash charges are the substantial deferred tax benefits recorded during the past two years.

Cash flows from investing activities illustrate CRA’s growing loan portfolio in the fiscal 1999 through fiscal 2001 period.  The net increase in the loan portfolio was a use of funds.  Additions to the Company’s property holdings also generally exceeded the cash generated from property sales during the fiscal 1999 through fiscal 2002 period.  However, during fiscal 2003, collections on loans (primarily those of CRA) totaled $15.2 million, while loan originations were minimal.  The substantial funds generated from the collection of receivables and the sale of real property in fiscal 2003 were used largely to pay down bank debt.  Property sales continued during the interim period of fiscal 2004.

Cash flows from financing activities were dominated by the credit line borrowings needed to finance the operations of CRA.  These borrowings provided significant cash inflows during the fiscal 1999 through 2001 period; however, the termination of these credit lines required cash of $4.6 million in fiscal 2002 and $12.7 million in fiscal 2003.  The repayment of the bank lines (concurrent with the inability to renew debenture debt) is what triggered PSC’s liquidity crunch during the past few years.  The recent sales of real property similarly required the repayment of related mortgage debt.

The redemption of debenture bonds is another ongoing use of cash.  The redemption of debentures required nearly $2.0 million of cash in fiscal 2003 and $1.6 million during the first nine months of fiscal 2004.  Generating the funds to meet the scheduled reduction in debenture indebtedness may require the continued liquidation of assets.  According to David Guthrie, the cash outlay (principal and accumulated interest) to meet the scheduled retirement of debentures is $121,460 in July 2004 and nearly $2.8 million during the year ending July 2005.

Balance Sheet

Table VI illustrates PSC’s balance sheet over the last five years.  The most recent quarterly balance sheet filed with the SEC is as of April 30, 2004.  As an overview, PSC’s assets consist primarily of real estate-related receivables, rental real estate, and property held for development and sale, some of which was recently acquired through foreclosure proceedings.  Due to the activities of CRA, the Company’s portfolio of receivables increased during the fiscal 1999 through fiscal 2001 period.  Total receivables declined substantially during fiscal 2003, as management worked to collect as many CRA loans as possible in order to pay off the related bank debt.

The composition of the Company’s loan portfolio was previously contained in Table I.  As of April 30, 2004, the majority of the loans related to long-term mortgage lending rather than the commercial loans offered through CRA.  A detailed analysis of the Company’s loan portfolio is contained later in this report.  As of April 30, 2004, the combined loan portfolio (after allowance for loan losses) was carried on the books at $5.8 million.

The portfolio of rental properties declined during the past three years.  The net book value of the remaining three properties stood at $7.2 million as of April 30, 2004; details were previously provided in Table II.  However, the Peyton Building and COB#2 were both sold in June 2004, leaving COB#1 as the sole rental property.  Its net book value was $1.0 million as of April 30, 2004, but it will reportedly be written down to $925,000 by the end of the fiscal year.

Properties held for sale or development were carried on the books at a value of $3.2 million as of April 30, 2004; again, details were provided in Table II.  The property consisted of approximately six acres of undeveloped land in Auburn, Washington; four lots in the Cornerstone Office Park and three foreclosed properties.  One foreclosed property was the Bear Hollow residential development in Park City, Utah, a portion of which was sold in June 2004.  The second was the Trolley Square development in Eagle, Idaho, a portion of which was sold in April 2004.  The third was a residential lot in Oakland Hills, California that was acquired in January 2004.

Furniture and equipment is modest, with a net book value of less than $75,000.  Prepaid expenses and other miscellaneous assets totaled $214,655, including prepaid lease fees of $166,224 associated with the Peyton Building and $14,671 associated with COB#2.  Prepaid loan costs totaled $28,128.

The final significant asset is deferred income tax benefits that were generated by the large losses of the past two years.  PSC’s net deferred tax benefit was $1,231,524 as of April 30, 2004.  However, the net benefit can be somewhat misleading since it is comprised of a combination of deferred tax benefits and deferred tax liabilities.  The economic value of the net deferred tax benefit is questionable and is discussed later in this report.

In summary, PSC is a shell of its former self.  Due to the collection of CRA receivables and the liquidation of real property, the book value of total assets was $18.4 million as of April 30, 2004, down from $48.8 million at the end of fiscal 2001.

The biggest change to PSC’s liabilities during the past few years was the substantial decrease in its outstanding short-term bank borrowings.  No borrowings were outstanding as of April 30, 2004 compared to $13.6 million at the end of fiscal 2002.  Borrowings on the U.S. Bank warehouse line of credit were paid in full during fiscal 2003, and the remaining loan (secured by Trolley Square) on the Washington Mutual credit line was paid in April 2004.  As of the appraisal date, the Company did not have a bank line of credit.  PSC’s interest-bearing debt (excluding the debenture bonds) totaled approximately $7.6 million as of April 30, 2004, as detailed below:

Sterling Savings (Peyton Building)

$2,812,500

Sterling Savings (Broadmoor Apartments)

2,380,002

American West (COB#2)

1,539,673

Pring Corporation

500,000

David Guthrie

200,000

Other Contracts Payable

  141,183

Total

$7,573,358

PSC’s outstanding mortgage debt changed substantially following the property sales that occurred in June 2004.  The Pring Corporation debt and the debt owed to David Guthrie were paid with the proceeds of the June 2004 Bear Hollow sale.  The $2.8 million obligation owed to Sterling Savings was paid with the proceeds from the sale of the Peyton Building; the Sterling Savings debt secured by the Broadmoor Apartments contract receivable remains outstanding.  Most of the mortgage debt owed to American West Bank was paid with the proceeds from the sale of COB#2; the residual loan balance was refinanced with a new note secured by COB#1.

Debentures sold to individual investors have been an important source of long-term financing for PSC.  However, under revised requirements issued by the Washington State Securities Division, PSC is not allowed to sell debentures to new investors.  The Company also cannot receive additional monies from existing debenture holders.  PSC’s current permit only allows the Company to reinvest (i.e., renew) current investments as they come due and only for those current investors that meet new suitability requirements.  Hence, as regards a potential long-term funding source, the best management can hope for from the debentures is a gradual reduction in outstanding borrowings.  Another problem with the debenture debt is that only the debentures sold under the last permit are callable; the higher-cost bonds issued in prior years are not.

After steadily increasing for several years, PSC’s debenture debt declined during the past three years, to $7.3 million as of April 30, 2004 from $10.2 million at the end of fiscal 2001.  Finding a way to rid itself of the ongoing cost of servicing the debenture debt is one of the major challenges facing management.

As of the appraisal date, PSC was the only company in Washington that remained under the requirements of the Washington State Debenture Act.  PSC was under pressure from the Washington State Securities Division to reduce (or eliminate) its outstanding debenture indebtedness.  Management’s plan as of the appraisal date was to liquidate as many assets as possible in order to redeem not only the callable debentures but also offer to redeem the non-callable ones as well.  Management believed an equity infusion from a new investor would be required to generate enough funds to redeem all of the debentures in the near term.

PSC’s remaining liabilities consist of accrued expenses and other miscellaneous liabilities.  The majority of accrued expenses are property taxes, trade payables and accrued interest.

Stockholders’ equity includes 3,000 shares of preferred stock with a par value of $100 per share.  The preferred stock has a liquidation preference of par value, plus accumulated and unpaid dividends; as noted, as of April 30, 2004, there were no preferred stock dividends in arrears.  Total stockholders’ equity reflects the losses of the past three years.  Stated equity declined from $7.5 million in fiscal 2001, to $7.2 million in fiscal 2002, to $4.4 million at the end of fiscal 2003, to $2.6 million as of April 30, 2004.  The decline in equity would have been more substantial if not for nearly $2.4 million of deferred income tax benefits recorded during the past 21 months.  As of April 30, 2004, retained earnings was negative $2.8 million.  Considering the $300,000 of outstanding preferred stock, equity per common share was $2.12 as of April 30, 2004 based on 1,078,279 total outstanding common shares.  This is down from $6.49 per share at the end of fiscal 2001.

In summary, PSC’s asset base declined substantially during the past three years.  Most of the decline in fiscal 2002 was attributable to the sale of real property, while the much larger decline in fiscal 2003 is traced primarily to the reduction in CRA’s loan portfolio.  The Company’s property holdings continued to decline during the first nine months of fiscal 2004, and there were three more significant property sales subsequent to April 30, 2004.  The only asset to increase was deferred tax benefits.  Short-term bank debt also declined significantly in connection with the reduction in the loan portfolio, and mortgage debt was similarly reduced with the proceeds from the sale of real property.  Despite gains on the sale of certain properties, significant losses were recorded during the last three years, thus significantly eroding equity.  As of the appraisal date, management was looking to sell nearly all of its few remaining properties in order to reduce PSC’s outstanding debenture indebtedness.  Generating the funds to meet debenture obligations as they come due is a major concern.

Financial Ratio and Comparative Industry Analysis

Financial ratios are often used as part of a company’s financial analysis.  The ratios can identify improving or deteriorating trends in a company’s profitability, financial position, etc.  In PSC’s case, the Company has generated significant losses during the past few years.  Although some of the losses have stemmed from non-recurring  expenses or losses/writedowns on assets, PSC has few sources of income from continuing operations going forward.  Additional near-term losses are expected, even without any losses from assets.  PSC was in a liquidation mode as of the appraisal date, attempting to generate the funds necessary to reduce its debenture debt.  Given the situation described above, PAG did not believe any useful purposes would be served by a historical review of financial ratios or comparative industry statistics.

SUMMARY OF SIGNIFICANT FINDINGS

The prior sections discussed the economic/industry conditions, company position and financial characteristics surrounding PSC.  The following provides an overview of those factors that are most likely to have an impact on value.

Economic/Industry Factors

1.

Spokane County’s population growth eased during the second half of the 1990s and slowed further during the 2000 through 2003 period.  Most growth occurred in unincorporated areas.

2.

Employment growth in Spokane County was relatively strong during the mid-1990s.  However, the unemployment rate increased in each of 2001, 2002 and 2003, before declining during the first half of 2004.

3.

The number of residential building permits in the Spokane area mirrored population growth trends.  Although residential building permits declined during 2003, home sales volume reached a new high.

4.

Despite the region’s recent flat economic growth, Spokane’s CBD is in a revitalization phase following several major renovations during the past few years.  However, rents are not high enough to justify new construction.

5.

Spokane County has recently developed a long-term Comprehensive Plan.  Properties inside the designated growth boundary could see above-average appreciation.  Most growth in the region is expected to be in the suburban areas of north Spokane, south Spokane and the Spokane Valley.

6.

The growth of the Spokane MSA should continue to reflect the economic recovery that appears to be underway in 2004.

Company Factors

1.

PSC traces its beginnings to the 1940s when Wayne Guthrie founded a predecessor company, Guthrie Construction.  Pacific Security was formed in 1957.  PSC merged with Security Savesco, Inc. in 1985.  Security Savesco had “public” shareholders dating back to its bankruptcy reorganization in 1971.  However, there has never been an active market for PSC stock.

2.

Following the settlement of a protracted lawsuit with Guthrie family members, David Guthrie assumed operating control in January 1998.  The Company incurred a sizable loss from operations during its July 1998 fiscal year.

3.

The CRA subsidiary was formed in March 1998 to originate construction/development loans for commercial real estate projects.  CRA’s lending operations grew substantially in fiscal 1999, 2000 and 2001, prompting PSC to record a profit from operations in fiscal 2001.  CRA’s activities were financed through bank lines of credit with U.S. Bank and Washington Mutual.

4.

In October 2001, U.S. Bank notified PSC that it was exiting the warehouse commercial lending business.  Washington Mutual provided similar notification shortly thereafter.  The combined impact was a loss of approximately $25 million in short-term financing.  During the same time frame, the Washington State Securities Division required PSC to begin reducing its debenture debt.

5.

The loss of funding triggered a liquidity crisis.  PSC ceased making new loans and focused on collecting existing CRA loans.  The Company was also forced to sell several of its performing loans and rental properties to generate the cash to pay down debt.

6.

The weak economy prompted a downtown in commercial real estate markets and caused several of CRA’s borrowers to experience financial difficulties.  PSC recorded large loan losses in fiscal 2002 and fiscal 2003, and it was forced to foreclose on several properties securing CRA loans.  The liquidation of assets continued in fiscal 2004.

7.

PSC recorded sizable losses during the past three years, both from operations and from the sale and/or writedown of assets.  As of the appraisal date, PSC was continuing to liquidate assets in order to provide the funds necessary to pay down debenture debt as it comes due.

8.

As of the July 2004 appraisal date, PSC’s long-term receivables consisted of a note for the sale of the Broadmoor Apartments and several smaller notes for seller-financed sales of real property.  Short-term notes receivable consisted of two remaining CRA loans to the same party.  The lone remaining rental property was COB#1, although it was expected to be listed for sale in the near term.

9.

Property held for sale or development included the few remaining unsold lots in the Cornerstone Office Park; vacant land near Auburn, Washington and three properties obtained through the foreclosure of CRA loans.  Sales of most of these properties were pending as of the appraisal date.

10.

PSC’s total full-time employment had declined to six as of the appraisal date, down from 21 at the end of fiscal 2001.  There are significant administrative costs associated with being an SEC-reporting company and administering the debenture debt.

11.

Management is headed by President David Guthrie, Vice President William Jenkins and CFO Donald Migliuri.

12.

Members of the Guthrie family collectively own over 86% of the outstanding common stock.  The remaining 14% is owned by numerous unaffiliated shareholders, most of whom originally held securities in Security Savesco, Inc.  There are also 3,000 shares of preferred stock outstanding.  The preferred stock is owned by Constance Guthrie and has a liquidation value of $300,000.

13.

PSC has intermittently redeemed common stock held by unaffiliated shareholders.  The redemption price was $3.00 per share from April 2000 through the quarter ended January 2004.  The redemption price was reduced to $2.00 per share during the April 2004 quarter and was lowered again to $1.75 per share as of the appraisal date.  Management has indicated that it would not acquire more than a nominal amount of stock at this price.

14.

As of the appraisal date, PSC’s business consisted of managing and marketing COB#1, seeking to complete sales of property held for development and/or sale, continuing to collect on long-term and short-term receivables, and seeking a new equity investor in PSC.  A management priority is to generate the funds needed to meet the mandatory reduction in debenture debt.

15.

David Guthrie believes PSC will be chronically unprofitable if its business is limited to its existing operations.  A business plan has been developed that calls for the redemption of the stock held by unaffiliated common shareholders.  Once this is accomplished, management plans to seek an equity investor to provide the funds necessary to allow PSC to redeem most or all of its outstanding debentures.  The financial return to a new investor is expected to come from the ability to utilize PSC’s substantial NOLs.

Financial Factors

1.

PSC generated sizable losses during the past three years from a combination of operating losses and losses from the sale/writedown of assets.

2.

Due to the liquidation of most of the Company’s assets, operating results in past years are not indicative of future performance.  However, due to the substantial decline in earning assets like rental properties (without a commensurate decline in overhead), management envisions another pretax loss exceeding $1.0 million in fiscal 2005 if the status quo is maintained.

3.

The Company’s current financial situation suggests that the balance sheet (rather than the income statement) should be the primary determinant of value.  Management believed the loan portfolio (both long term and short term) was reasonably stated on the books, with no additional material writedowns required.

Table VII
Pacific Security Companies, Inc.
Balance Sheet
As of June 30, 2004

	As of June 30, 2004		As of April 30, 2004	
ASSETS				
Cash & Cash Equivalents	$1,971,203	15.8 %	$586,288	3.2 %
Receivables:				
Contracts, Mortgages, Finance				
Notes & Loans Receivable	5,517,479	44.2	5,960,009	32.4
Accrued Interest	22,970	0.2	26,814	0.1
Other Receivables	248,431	2.0	250,994	1.4
Subtotal	5,788,880	46.4	6,237,817	34.0
Less Allowance for Loan Losses	(379,552)	(3.0)	(379,552)	(2.1)
Net Receivables	5,409,328	43.3	5,858,265	31.9
Investment in Rental Properties, at Cost	1,439,717	11.5	12,598,209	68.6
Impairment on Rental Property	(200,000)	(1.6)	(2,081,680)	(11.3)
Less Accumulated Depreciation	(237,371)	(1.9)	(3,332,597)	(18.1)
Net Investment in Rental Properties	1,002,346	8.0	7,183,932	39.1
Property Held for Sale or Development	2,570,838	20.6	3,229,562	17.6
Furniture & Equipment - Net	70,885	0.6	64,224	0.3
Prepaid & Other - Net	22,053	0.2	214,655	1.2
Deferred Income Tax - Net	1,441,487	11.5	1,231,524	6.7
Total Assets	$12,488,140	100.0 %	$18,368,450	100.0 %

	As of June 30, 2004		As of April 30, 2004	
LIABILITIES & STOCKHOLDERS' EQUITY				
Liabilities				
Notes Payable to Banks	$0	0.0 %	$0	0.0 %
Installment Contracts, Mortgage				
Notes & Notes Payable				
Related Parties	0	0.0	200,000	1.1
Unrelated Parties	3,128,677	25.1	7,373,358	40.1
	3,128,677	25.1	7,573,358	41.2
Debenture Bonds	6,936,019	55.5	7,265,652	39.6
Accrued Expenses & Other Liabilities				
Related Parties	117,957	0.9	91,880	0.5
Unrelated Parties	128,717	1.0	853,212	4.6
Total Liabilities	10,311,370	82.6	15,784,102	85.9
Stockholders' Equity				
Preferred Stock	300,000	2.4	300,000	1.6
Common Stock	3,234,837	25.9	3,234,837	17.6
Additional Paid-In Capital	1,832,823	14.7	1,832,823	10.0
Retained Earnings	(3,190,890)	(25.6)	(2,783,312)	(15.2)
Total Stockholders' Equity	2,176,770	17.4	2,584,348	14.1
Total Liabilities & Stockholders' Equity	$12,488,140	100.0 %	$18,368,450	100.0 %

Source: Company Financial Statements.

4.

As of April 30, 2004, rental properties consisted of the Peyton Building, COB#1 and COB#2.  The Peyton Building and COB#2 were both sold in June 2004.  An approximate $75,000 impairment writedown is envisioned for COB#1.

5.

Of the five properties held for sale or development, sales were pending on the Cornerstone lots and the Bear Hollow property.  Negotiations were underway to sell the Trolley Square and Skyline Estates properties.

6.

A major asset is the deferred tax benefits that have been accumulated during the past few years due to PSC’s substantial NOL carryforwards.  The economic value of the deferred tax benefits is highly uncertain.

7.

Excluding debenture debt, the major liability of PSC was the term loan owed to Sterling Savings bank.  The obligation is secured by PSC’s related note receivable from the sale of the Broadmoor Apartments.  Payment terms are nearly identical.

8.

The major obligation is the debenture debt, which stood at $7.3 million as of April 30, 2004.  The scheduled retirement of debenture debt should result in cash outlays for principal and interest of $2.8 million in fiscal 2005.

9.

The liquidation value of preferred stock should be consistent with its face value of $300,000.  The book value of common equity was $2.3 million as of April 30, 2004, down from $7.2 million at the end of fiscal 2001.  Book value includes $1.2 million of net deferred tax benefits.

Table VIII
Pacific Security Companies, Inc.
Details of Receivables
As of June 30, 2004

	Total Receivables	Participation Interest	Receivable Owed to PSF	Loan Loss Reserve	Net Receivable Per Books	Estimated Going Concern Value
Long-Term Mortgage Lending						
Broadmoor Apartments	$2,864,247	($400,000)	$2,464,247	$0	$2,464,247	$2,464,247
Ducommun	275,590	0	275,590	0	275,590	275,590
Christen	248,736	0	248,736	0	248,736	248,736
Nall	342,674	0	342,674	0	342,674	342,674
Pizelo	251,583	0	251,583	0	251,583	251,583
All Other	361,649	0	361,649	(16,238)	345,411	345,411
Total Long-Term Lending	4,344,479	(400,000)	3,944,479	(16,238)	3,928,241	3,928,241
Short-Term Lending through Cornerstone Realty Advisors						
Rock Ridge Properties, Inc.	1,345,000	0	1,345,000	0	1,345,000	1,345,000
Rock Ridge Properties, Inc.	88,000	0	88,000	0	88,000	88,000
Grandmark Homes, Inc.	215,000	(75,000)	140,000	(140,000)	0	0
Total Short-Term Lending	1,648,000	(75,000)	1,573,000	(140,000)	1,433,000	1,433,000
Other Receivables						
Mark Clegg	223,314	0	223,314	(223,314)	0	0
All Other	25,117	0	25,117	0	25,117	20,992
Total Other	248,431	0	248,431	(223,314)	25,117	20,992
Total Receivables	$6,240,910	($475,000)	$5,765,910	($379,552)	$5,386,358	$5,382,233

Source: Schedules Provided by the Company.

APPRAISAL OF FAIR MARKET VALUE

Overview

There are numerous factors that should be considered in determining the value of a business or business interest.  Some of these factors were previously noted as part of Internal Revenue Service Revenue Ruling 59-60.  Additional factors must also be examined depending on the circumstances.

The three general valuation approaches used by appraisers of real property, machinery and equipment, personal property, etc. are the cost approach, the income approach and the market approach.  With some modification, business valuation approaches also fit into these three general categories.  In many cases, more than one approach is used and the resulting value conclusions are contrasted.  The appraiser must then justify why some approaches are more relevant than others in the specific situation and reconcile the different value estimates to a single opinion of value.

In business valuation, the “cost approach” is often termed an adjusted net asset approach.  This approach values the equity of a company by valuing its individual assets and liabilities at their respective fair market values.  An adjusted net asset approach is generally most appropriate when valuing “holding companies” or operating companies that are capital-intensive, have highly unpredictable earnings or are contemplating liquidation.

An “income approach” is generally preferred when valuing an “operating company” that is expected to continue as a going concern.  In this approach, the value of a company is the present value of its projected future income (or cash flow).  The approach is applied by either discounting a long-term forecast of future cash flows to the present by a required rate of return or, alternatively, by capitalizing the company’s current income-generating capacity by a capitalization rate, the latter defined as the required rate of return, minus a long-term growth rate.

The third approach is the “market approach.”  This approach values the subject business interest by comparisons with similar business interests that have “known” values based on recent transactions.  The market approach can be based on comparisons of income, cash flow, net assets, sales, dividends or other financial variables.  Market data can be derived from publicly-traded guideline companies, acquisitions of similar companies, industry rules-of-thumb or past transactions in the subject company’s stock.  The market approach is often the most convincing way to determine fair market value.

The adjusted net asset approach was the principal valuation method relied upon when opining as to the fair value of PSC’s common stock.  As of the appraisal date, the Company was continuing the process of liquidating real property and collecting receivables to generate the funds needed to pay down existing debt.  Given the radical decline in earning assets (without a commensurate decline in overhead), PSC should continue to generate losses if its business is limited to existing operations.  Since the Company may not be able to continue as a going concern, an adjusted net asset (or liquidation) approach appeared most reasonable.  A major contingent asset is PSC’s accumulated deferred income tax benefits, which may or may not be realized.  The value of deferred tax benefits was segregated in applying the adjusted net asset approach.

An income approach was also considered based on the present value of future benefits.  As used herein, the income approach was a modified adjusted net asset approach, with the only future benefits being the potential realization of PSC’s deferred tax benefits.  This approach considered a recently-developed business plan and whether a new senior equity investor would result in additional value to the current common shareholders.

A market approach based on acquisition data or publicly-traded guideline companies was not applied.  In PAG’s opinion, given PSC’s current financial situation, the relevance of market data from similar companies would be suspect.  Past transactions in the subject company’s stock is a variation of the market approach.  Recent redemptions of PSC’s common stock were also examined.

Adjusted Balance Sheet

An adjusted net asset approach replaces the cost-based “book value” of a company’s assets and liabilities with estimates of their current economic value.  Common adjustments to assets include those for marketable securities; doubtful receivables; Last In, First Out (“LIFO”) inventory accounting; appreciated real property; overly-depreciated machinery and equipment; investments and/or “nonoperating assets.”  Typical adjustments to liabilities include ones for long-term debt, deferred income (or capital gain) taxes and contingencies.

PSC was in a liquidation mode during the few years preceding the appraisal date.  The Company had collected most of its outstanding receivables and sold the majority of its real property in order to pay down debt.  The sale of most of PSC’s remaining real property was in process as of the appraisal date, and the ability of the Company to generate an ongoing profit from existing operations was suspect.  Hence, an adjusted net asset approach or, more specifically, a liquidating approach, was believed to be most relevant.

PSC’s most recent quarterly financial statement (that was submitted to the SEC and reviewed by the outside auditors) as of the appraisal date was for April 30, 2004.  However, three significant transactions occurred subsequent to this date – the sale of COB#2, the sale of the Peyton Building and the sale of approximately half of the Bear Hollow property.  Sale proceeds were used primarily to reduce outstanding indebtedness.  Because the composition of PSC’s assets and liabilities (and the book value of equity) changed significantly between April 30, 2004 and June 30, 2004, PAG chose to rely on the June 30, 2004 internally-prepared balance sheet when estimating the Company’s adjusted net asset value.

A comparison of PSC’s balance sheet as of April 30, 2004 and June 30, 2004 is shown in Table VII.  The major change over the two-month period was in rental properties.  Due to the June 2004 sales of the Peyton Building and COB#2, the net book value of PSC’s rental property was $1.0 million as of June 30, 2004 compared to $7.2 million two months earlier.  The carrying values of receivables and property held for sale were also lower, while cash and deferred tax benefits increased.  Total assets declined to $12.5 million as of June 30, 2004, down from $18.4 million as of April 30.

The primary offset to the reduction in real property and other assets was in notes payable.  PSC’s notes payable (excluding debentures) declined to $3.1 million as of June 30, 2004 from $7.6 million two months earlier.  However, equity also declined due to a $407,578 net loss incurred during the two-month period.  The loss was softened by continued deferred tax benefits from NOLs.  Much of the loss was on the sale of the Peyton Building.  With consideration given to the capital transactions that occurred in June 2004, the book value of PSC’s equity was $2,176,770 as of June 30, 2004.  This includes $2,245,000 of deferred tax benefits related to NOLs.  The NOLs were partially offset by deferred tax liabilities such that the net deferred tax benefit was $1,441,481 as of June 30, 2004.

As of the appraisal date, PSC’s largest asset was its remaining loan portfolio.  A descriptive summary of the loans outstanding as of April 30, 2004 was contained in Table I.  Updated details of the loan balances (including participation interests and provisions for loan losses) as of June 30, 2004 are contained in Table VIII.  The largest note receivable is easily for the Broadmoor Apartments.  The total amount owed was $2,864,247; the amount owed to PSC of $2,464,247 reflects $400,000 of participation interests issued to third parties.  The interest rate is 1.0% above the prime rate, subject to a floor of 6.5% and a ceiling of 9.0%.  The floor rate of 6.5% was in effect as of the appraised date, and the monthly payment was $20,567; a balloon payment is due in 2011.  According to management, loan payments were current and the contract was adequately secured.  The face value of the contract was viewed as being a reasonable approximation of its going concern value.  The note receivable on the Broadmoor Apartments is pledged as collateral for the debt on the property to Sterling Savings Bank of $2,363,503.

Four other long-term mortgage contracts with principal balances in excess of $100,000 are specifically identified in Table VIII.  Interest rates ranged from 8.25% to 13.00%.  According to management, the respective debtors were current or reasonably current in their payments.  Management believed the interest rates were reasonably consistent with current market rates.  Also, PAG notes that the auditors believed “the carrying values of these financial instruments approximated their fair values” as of July 31, 2003.

Remaining contracts receivable covered 10 separate notes with a total face value of $361,649.  According to management, interest rates generally range from 5% to 13%.  With two exceptions, the loans were all “performing” and the debtors were current (or reasonably current) in their payments.  One problem loan with McGrew for $16,238 was already reserved and was scheduled to be written off at the end of the July 2004 fiscal year.  According to management, a $31,066 loan to Elaimy was past due but was believed to be adequately secured by a classic automobile.  Accordingly, PAG believed the market value of the “all other” category of notes was reasonably reflected by their carrying value of $345,411.

As of June 30, 2004, PSC had few receivables remaining from the CRA loan portfolio.  Two loans totaling $1,433,000 were owed by Rock Ridge Properties, Inc.  The interest rate on the larger loan was 13%, and the loans were due June 30, 2004.  PSC had just filed a notice of default as of the appraisal date.  Rock Ridge was reportedly working to refinance the notes with another lender.  According to David Guthrie, PSC has a first security position in the related property, which is believed to be worth in excess of $3.0 million, well above the outstanding note balance.  Payment in full (plus accrued interest) was expected; hence, these notes were valued at face value.

Net of a $75,000 participation interest, PSC is owed $140,000 from Grandmark Homes, Inc.  The loan is past due.  The borrower is in involuntary bankruptcy and is behind on its payments.  PSC has a second security position in the underlying property.  The loan is fully reserved and is scheduled to be written off at the end of the July 2004 fiscal year.  Accordingly, no value was ascribed to this receivable.

One large obligation accounts for the majority of “other receivables.”  PSC is owed $223,314 from Mark Clegg, a developer in Boise.  The obligation is not evidenced by a formal promissory note and has been fully reserved.  Although PSC has received a judgment against Mr. Clegg, the chances of any recovery were viewed as being slim, and the receivable is scheduled to be written off by the end of the July 2004 fiscal year.  PAG did not attribute any value to this loan.  Another small receivable included with “other receivables” was scheduled to be written off by the end of the fiscal year.  This was a tenant lease receivable from Newcomb in the amount of $4,125.  All other miscellaneous receivables of $20,992 were believed to be fully collectible.

Similarly, other significant loans have already been written off during the past two years.  These include loans to Skyline Estates and Toscana, LLC.  Management views the chance of any recovery on these loans as being slim.

In summary, the estimated realizable values (i.e., going concern values) of PSC’s receivables were assumed to approximate their net carrying values.  With one minor exception, the loans whose collections were suspect were already reserved on the balance sheet.  However, due to the conservative interest rates on some of the long-term loans, a liquidation value for these receivables if they were sold in the secondary market would no doubt be below face value.  A summary of the net carrying value and estimated going concern value of PSC’s receivables as of June 30, 2004 is outlined below.

Net

Carrying

Estimated Going

Value

Concern Value

Long-Term Contracts

$3,928,241

$3,928,241

Short-Term Notes

1,433,000

1,433,000

Other Receivables

25,117

20,992

Accrued Interest

    22,970

    22,970

Total

$5,409,328

$5,405,203

PSC’s lone remaining rental property as of the appraisal date was COB#1.  Net of a $200,000 impairment adjustment, it was carried on the Company’s books at a depreciated value of $1,002,346 as of June 30, 2004.  According to David Guthrie, an additional impairment provision of $75,000 was planned by the end of fiscal 2004, which would reduce the carrying value to approximately $925,000 at year end.  Despite the fact that the building was only 9% leased, management planned to list it for sale with an asking price of $975,000.  In PAG’s opinion, the going concern value of the property should be no greater than its scheduled “carrying value” of $925,000.  COB#1 is subject to a $495,502 mortgage to American West Bank.

Table IX
Pacific Security Companies, Inc.
Adjusted Balance Sheet
As of June 30, 2004

	Net Book Value	Estimated Going Concern Value	Adjustment from Book Value	Estimated Orderly Liquidation Value	Adjustment from Book Value
ASSETS					
Cash	$1,971,203	$1,971,203	$0	$1,971,203	$0
Receivables					
Long-Term Contracts	3,928,241	3,928,241	0	3,295,669	(632,572)
Short-Term Notes	1,433,000	1,433,000	0	1,433,000	0
Other Receivables	25,117	20,992	(4,125)	20,992	(4,125)
Accrued Interest	22,970	22,970	0	22,970	0
Total	5,409,328	5,405,203	(4,125)	4,772,631	(636,697)
Rental Properties					
Cornerstone Office Building #1	1,002,346	925,000	(77,346)	851,000	(151,346)
Property Held for Sale or Development					
Auburn Land	177,103	138,000	(39,103)	138,000	(39,103)
Cornerstone Office Park	372,413	388,000	15,587	388,000	15,587
Bear Hollow	587,522	645,000	57,478	645,000	57,478
Trolley Square	1,030,000	1,023,000	(7,000)	1,023,000	(7,000)
Skyline Estates	403,800	500,000	96,200	403,800	0
Total	2,570,838	2,694,000	123,162	2,597,800	26,962
Other Assets					
Vehicles and Equipment - Net	70,885	70,885	0	70,885	0
Prepaid and Other	22,053	6,322	(15,731)	6,322	(15,731)
Deferred Income Tax - Net	1,441,487	NA	(1,441,487)	NA	(1,441,487)
Total	1,534,425	77,207	(1,457,218)	77,207	(1,457,218)
Total Assets	$12,488,140	$11,072,613	($1,415,527)	$10,269,841	($2,218,299)

Table IX (Cont.)
Pacific Security Companies, Inc.
Adjusted Balance Sheet
As of June 30, 2004

	Net Book Value	Estimated Going Concern Value	Adjustment from Book Value	Estimated Orderly Liquidation Value	Adjustment from Book Value
LIABILITIES					
Installment Contracts and Mortgage Notes Payable	$3,128,677	$3,128,677	$0	$3,128,677	$0
Debenture Bonds	6,936,019	6,936,019	0	6,936,019	0
Accrued Expenses and Other Liabilities	246,674	263,174	16,500	263,174	16,500
Total Liabilities	10,311,370	10,327,870	16,500	10,327,870	16,500
STOCKHOLDERS' EQUITY					
Preferred Stock	300,000	300,000	0	300,000	0
Common Stock	1,876,770	444,743	(1,432,027)	(358,029)	(2,234,799)
Total	2,176,770	744,743	(1,432,027)	(58,029)	(2,234,799)
Total Liabilities and Stockholders' Equity	$12,488,140	$11,072,613	($1,415,527)	$10,269,841	($2,218,299)

NA - Not Available.
Source: Real Property Appraisals; Estimates of Management and PAG.

As of the appraisal date, PSC had five properties held for sale (or development); details as of April 30, 2004 were provided in Table II, although the majority of the Bear Hollow property was sold in June 2004.  As detailed below, the total carrying value of the five properties was $2,570,838 as of June 30, 2004.

Carrying Value as of

June 30, 2004

Undeveloped Land (Auburn, Washington)

$   177,103

Cornerstone Office Park (Spokane, Washington)

372,413

Bear Hollow (Park City, Utah)

587,522

Trolley Square (Eagle, Idaho)

1,030,000

Skyline Estates (Oakland Hills, California)

   403,800

Total

$2,570,838

The property in Auburn, Washington contains approximately six acres of undeveloped land that was acquired through foreclosure in 1993.  The property is zoned for single-family residential use.  The property has reportedly been hard to develop because of difficult access.  As previously discussed, the property should be easier to develop for single-family use if access is allowed through the property of a neighboring land owner that may be encroaching on PSC’s property.  Management estimates the current market value to be $150,000.  When sales commissions (6%) and other selling costs (2%) are considered, the net realizable proceeds to PSC would be $138,000, or $39,103 below book value of $177,103.  There is no debt against the property.

PSC has approximately 3.5 acres (four lots totaling 151,083 square feet) of remaining inventory in the 40-acre Cornerstone Office Park.  According to Mr. Guthrie, a sale was in progress as of the appraisal date.  The buyer intends to use the property to construct low-income housing.  The tentative purchase price is $418,000; PSC’s net realizable value after selling costs of 2.0% would be approximately $410,000.  However, the sale is contingent on the buyer being able to obtain low-income tax credits from a government agency to assist in financing the transaction.  Management believes there is a 65% chance that the buyer will obtain the tax credits.

According to David Guthrie, the demand for additional office space in the immediate area is weak.  If the current transaction is not consummated, the most viable option may be to market the property for apartments.  Mr. Guthrie believes the market value of the property for apartments is closer to $2.50 per square foot, or $378,000 in aggregate.  Net of selling commissions (6%) and closing costs (2%), this would reduce the net realizable value to $348,000.  PAG assumed a probability-weighted net realizable value of $388,000 (i.e., $410,000 @ 65% and $348,000 @ 35%).  The property is subject to a $135,000 mortgage obligation owed to Construction Associates.

As noted, approximately half of the Bear Hollow property was sold in June 2004.  The buyer, Hamlet Development Corporation, intends to develop the property into townhouses, condominiums and single-family homes.  Development is to occur in two phases.  The balance of the property (i.e., containing Phase II of the development plan) is scheduled to close on May 17, 2005.  The purchase price is $1,456,000, of which PSC’s 50% share would be $728,000.  Net of selling costs (2.0%), PSC’s realizable proceeds would be $713,000.  To account for the time lag until closing, PAG discounted the proceeds 1% per month to arrive at a current value.  This reduced the present value of the anticipated sale proceeds to $645,000.  There is no debt encumbering the property.

The majority of the Trolley Square property was sold in April 2004, with PSC incurring a loss on the sale.  PSC continues to own nearly six acres of the approximate 24-acre property.  According to David Guthrie, PSC had a tentative agreement to sell the remainder of the property to the same buyer, but the deal fell through when the buyer’s equity partner could not complete a tax-free exchange on another property.  The tentative purchase price was $1.1 million.

Mr. Guthrie is hopeful the proposed buyer will be able to find another equity partner to complete the transaction; however, a deal was not pending as of the appraisal date.  The tentative purchase price of $1.1 million for the failed transaction is believed to approximate the market value of the property.  PSC’s net realizable proceeds following selling costs (7%) would be $1,023,000.  Pring Corporation has no further participation interest in the remaining property nor is there any remaining debt encumbering the property.

The final property held for sale is a residential lot in Oakland Hills, California that was acquired in January 2004 through the foreclosure of a CRA loan to Skyline Estates.  The carrying value of $400,000 was based on the estimated market value of the acquired property at the time of foreclosure.  According to Mr. Guthrie, a large home under construction by an adjacent property owner encroaches on PSC’s property.  PSC has demanded that the encroaching property owner purchase the Company’s property or face removal (i.e., demolition) of the home.  PSC’s asking price is $600,000.  However, a negotiated settlement could be anywhere from $400,000 to $600,000.  Given the circumstances described above, PAG believes the estimated value of the property should be no more than $500,000.  There is no mortgage debt against the property.

As of June 30, 2004, PSC’s furniture and equipment had a cost of $392,337, accumulated depreciation of $321,452 and a net book value of $70,885.  Market value was assumed to be consistent with depreciated book value.  Prepaid expenses and miscellaneous assets totaled $22,053, including $15,731 of prepaid loan costs.  The capitalized loan costs were eliminated for appraisal purposes.

The major “other asset” was deferred tax benefits.  Net deferred tax benefits were $1,441,487 as of June 30, 2004, consisting of approximately $2.26 million of deferred tax assets and approximately $820,000 of deferred tax liabilities.  Of the deferred tax assets, $2,245,000 were attributable to NOLs.  The value of the NOLs should significantly impact the value of common equity.  The book value of common equity of $1,876,770 as of June 30, 2004 included net deferred tax assets of $1,441,487.  The value of the deferred tax benefits is subject to a high degree of uncertainty.  In PAG’s opinion, it is reasonable to isolate the value of the deferred tax benefits and include them in a final concluding adjustment.  Hence, deferred tax benefits were initially excluded from the analysis.

In summary, based on the prior discussion, the estimated going concern value of PSC’s assets (excluding deferred tax benefits) was $11.1 million as of June 30, 2004 compared to net book value of $11.0 million.

PSC’s liabilities consist primarily of long-term mortgage debt and the debenture bonds.  There were no short-term notes payable to banks remaining as of the appraisal date.

Long-term debt consisted of several loans that were previously detailed as of April 30, 2004.  Loan balances as of June 30, 2004 were as follows:

Sterling Savings (Broadmoor Apartments)

$2,363,503

American West (COB#1)

495,502

Construction Associates (Cornerstone Office Park)

135,000

Other Notes and Contracts Payable

   134,672

Total

$3,128,677

The largest portion of long-term debt is the Sterling Savings loan that is secured by the note receivable for the Broadmoor Apartments.  The payment terms on the bank debt mirror those on the related note receivable.  Interest is at 2% above the prime rate, with a floor of 6.5%.  The note is due October 1, 2006.  There is no prepayment penalty.  The monthly payment owed to Sterling Savings of $21,155 approximates the $20,567 monthly payment received on the Broadmoor Apartments note receivable.

The American West mortgage secured by COB#1 has a floor interest rate of 7.0% and the Construction Associates loan secured by the remaining Cornerstone lots has an interest rate of 7.0%.  Since the properties securing both loans are expected to be sold within the next year, a potential prepayment penalty is more important than the interest rate.  According to management, neither loan has a prepayment penalty.  Based on the prior discussion of interest rates, likely payoff dates and prepayment penalties, in PAG’s opinion, the economic value of PSC’s long-term debt was consistent with its face value.

The economic cost of the debenture bonds is a more difficult issue.  Several of the older issues with interest rates in the 7.75% to 9.50% range are not callable.  According to footnotes to the audited financial statements, contractual maturities of debentures include $2.6 million in fiscal 2005 and $1.7 million in fiscal 2006.  In the past, management has generally renewed a portion of the debentures as they came due.  However, the Washington State Securities Division has curbed PSC’s ability to sell debentures to new investors or renew maturing obligations with existing investors.  PSC faces not only the continuing cost of administering the debentures but also a cash outlay during the coming year estimated to be $2.8 million.

As noted, management’s current plan is to retire all of the callable debentures and offer to retire the non-callable ones.  Some of the older, non-callable issues carry relatively high interest rates.  Under different circumstances, it might be reasonable to assume that a holder of high-yielding, non-callable debentures might require a premium.  In this instance, however, PSC does not envision offering a premium.  The funds may not be available to redeem the debentures at face value, let alone a premium to face value.  Debenture holders who do not accept the offer may face even lower proceeds if the Company is forced into bankruptcy.  Given PSC’s deteriorating financial position and the fact that the debentures are unsecured, holders may be willing (or anxious) to have the notes called at face value.  PAG continued to value the debenture debt at face value.

Remaining liabilities of $246,674 as of June 30, 2004 include $117,957 owed to various Guthrie family members.  Most of the remainder was for accrued interest or property taxes.  These obligations were assumed to be worth face value.

One additional adjustment is appropriate for the liability side of the balance sheet.  In PAG’s opinion, deferred taxes (or benefits) should be considered on the net unrealized gains and losses in the Company’s assets.  If the market values of the assets were realized (which is an implicit assumption in an adjusted net asset approach), taxable gains would be triggered, resulting in a tax liability to the Company.  The net realizable value of the assets to the equity holder should be net of related capital gain taxes.  In our opinion, if the asset side of the balance sheet assumes that the market value of the assets will be realized, this same assumption should carry through to the liability and equity side of the balance sheet.  This is especially true of a C corporation like PSC.

The sum of the various adjustments to assets totaled $25,960.  Assuming taxes at a marginal rate of 34%, incremental deferred taxes would be $8,826.  These were similarly excluded for the time being but will be considered later in this report.

Since the goal is to determine the fair value of PSC’s common stock, the value of the outstanding preferred stock must be considered.  The liquidation value of the preferred stock (which is payable before any proceeds are paid on common stock) is its face value of $300,000, plus any dividends in arrears.  As of June 30, 2004, the preferred stock had no dividends in arrears.  However, preferred dividends are generally declared and paid once a year.  As of June 30, 2004, PAG believes it is reasonable to provide an accrual for 11 months of the $18,000 annual preferred dividends, or $16,500.

In conclusion, excluding consideration of net deferred tax benefits, the adjusted net asset value (on a going concern basis) of PSC’s common stock was estimated to be $444,743 as of June 30, 2004, or $0.41 per share based on 1,078,278.98 total common shares outstanding at that time.  The adjustments from book value are outlined below, and an adjusted balance sheet is contained in Table IX.

As of June 30, 2004

Stockholders’ Equity, as Stated

$2,176,770

Adjustments to Equity for:

Newcomb Note Receivable

(4,125)

COB#1

(77,346)

Auburn Land

(39,103)

Cornerstone Office Park Lots

15,587

Bear Hollow Development

57,478

Trolley Square Development

(7,000)

Skyline Estates Lot

96,200

Capitalized Loan Costs

(15,731)

Deferred Tax Benefit

(1,441,487)

Preferred Stock

(300,000)

Accrued Preferred Dividend

     (16,500)

Total Adjustment

(1,732,027)

Adjusted Common Equity as a Going Concern a

$     444,743

a – Excluding Deferred Tax Benefits.

Orderly Liquidation Value

In PAG’s opinion, a second variation of an adjusted balance sheet is appropriate – one that seeks to estimate the orderly liquidation value of the Company rather than its value as a going concern.  PSC was unprofitable as of the appraisal date, near-term prospects were for a continued loss from ongoing operations in fiscal 2005 and the Company was continuing to liquidate assets to pay currently-maturing debt.  Given this scenario, the more appropriate adjusted net asset methodology may be one of orderly liquidation, wherein the estimated net realizable values from the sale of the Company’s assets are substituted for their going concern values.

For PSC, differences between going concern value and orderly liquidation value might include selling costs associated with real property and discounts from the face value of receivables to induce a borrower to prepay the loan or a third party to purchase the receivable.

The going concern values of PSC’s long-term receivables were previously estimated to be consistent with their face values.  However, if the Company were forced to sell the receivables in the secondary market or if PSC asked the debtor to refinance and immediately repay the loan, some discount to face value would likely be required.  As noted, PSC was forced to accept a substantial discount on the Hutton Building receivable in fiscal 2003, although the Company was under intense pressure from Washington Mutual at the time.  PSC has sold other receivables at a loss.

The calculations revolve around the yield-to-maturity that would be demanded in the secondary market by a buyer of the notes receivable.  According to David Guthrie, management has already explored the option of selling receivables in the secondary market as a way to raise cash and is familiar with the parameters required by lenders.  The Company sold a number of contracts receivable to Bayview Financial, in part to reduce amounts owed to Washington Mutual.

PSC Vice President William Jenkins provided detailed calculations concerning the orderly liquidation value of each of PSC’s long-term receivables.  The analysis involved discounting the note payment streams (i.e., monthly payments, plus a balloon, if applicable) to the present by a required rate of return.  A myriad of factors were considered in determining the required rate of return for each note, including the current level of interest rates, the loan-to-value ratio, property type, payment history, etc.  The required returns ranged from 10% to 17%.  In some cases, the current suggested required yield was below the actual interest rate, suggesting the notes would be valued at a premium.

In estimating orderly liquidation value, PAG did not value any of the receivables above their face value.  In addition, the full $400,000 participation interest in the Broadmoor Apartments receivable was deducted from the discounted value of the note to arrive at PSC’s interest.  The results of the calculations are summarized below.  Details are contained in PAG’s working papers.  The net result of the analysis was that the orderly liquidation value of the long-term loan portfolio was estimated to be $632,572 below net book value, of which $475,585 was attributed to the receivable on the Broadmoor Apartments.

Orderly

Net Book

Liquidating

Note Description

Value

Value

Broadmoor Apartments

$2,464,247

a

$1,988,662

Ducommun

275,590

275,590

Christen

248,736

244,413

Nall

342,674

253,051

Pizelo

251,583

228,134

All Other

  345,411

  305,819

Total

$3,928,241

$3,295,669

a – Net of $400,000 participation interest.

No additional liquidating adjustments were made to the balance of receivables, which consist primarily of the two notes from Rock Ridge Properties.  Management is confident that these notes are well secured and that PSC will be paid in full.

The going concern value of COB#1 was assumed to be $925,000, which compares to management’s tentative listing price of $975,000.  Given the high vacancy rate, management conceded that it would accept an offer of $925,000.  Selling costs of 8% would reduce the net realizable proceeds to $851,000; prepaid lease fees were not significant.

With one exception, the value of PSC’s “property held for sale or development” was already based on its net realizable value; no further adjustment was deemed necessary.  The exception was the Skyline Estates property.  Under an orderly liquidation scenario, management would likely forego any premium on the property that might be obtained from the encroaching landowner and accept a value consistent with the carrying cost of $403,800.

With the additional write-downs to receivables and real property, the difference between book value and net realizable value of PSC’s assets and liabilities is now a loss of $776,812, compared to a gain of $25,960 under the going concern scenario.  Using identical reasoning as before, the incremental deferred tax benefit is now $264,116.  Deferred tax benefits were again excluded from the analysis.

As illustrated in Table IX, excluding consideration of net deferred tax benefits, the orderly liquidation value of PSC’s common equity was estimated to be negative $358,029 as of June 30, 2004 ($0.33 per common share), which compares to the going concern value of $444,743 ($0.41 per share).  The reader should note that PAG’s derivation of net realizable value did not include any liquidating discounts that might be appropriate in a situation of financial distress.  It only sought to estimate the net proceeds available to the shareholders resulting from the sale of the Company’s assets.

The difference between going concern value and orderly liquidation value is illustrated below:

As of June 30, 2004

Going Concern Value of Common Equity a

$    444,743

Orderly Liquidation Adjustments for:

Long-Term Notes Receivable

(632,572)

COB#1

(74,000)

Skyline Estates Lot

  (96,200)

Total

(802,772)

Orderly Liquidation Value of Common Equity a

$   (358,029)

a – Excluding Deferred Tax Benefits.

Estimated Earning Capacity

Adjustments to Historical Income.  Adjustments are often required to a company’s historical reported income to make the information more useful for appraisal purposes.  Typical adjustments include those for unusual accounting practices, nonrecurring items, discretionary items such as executive compensation and the impact of nonoperating assets.  Different adjustments are reasonably required depending on whether a controlling or minority interest in the subject company is being appraised.  When valuing a controlling interest, any adjustment that more accurately reflects a company’s current earning capacity is relevant.

In PAG’s report a year ago, substantial adjustments to PSC’s historical operating results were made to eliminate the former lending operations of CRA, gains and losses from the sale or writedown of assets, and non-recurring expenses associated with exploring various business options, downsizing staff, foreclosure proceedings and the forced liquidation of assets.  The result of that analysis was that PSC was consistently unprofitable from continuing operations, even after eliminating non-cash depreciation and amortization charges.

PSC remained unprofitable during the first nine months of fiscal 2004.  As illustrated below, even excluding writedowns of loans and real property, pretax income would have been a loss of $1,151,181 and pretax cash flow would have been negative $826,352.

Nine Months Ended

April 30, 2004

Pretax Loss, as Reported

$(2,784,381)

Adjustments for:

Gain on Real Estate

(170,270)

Provision for Loan Loss

365,470

Provision for Asset Impairment

1,438,000

Adjusted Pretax Loss

(1,151,181)

Plus Depreciation/Amortization Expense

   324,829

Adjusted Pretax Cash Flow

$  (826,352)

Alternatively, a summarized adjusted income statement for this same period would be as follows:

Rental Revenue

$    894,278

Interest Income

371,203

Other Income

     23,640

Total Revenues

1,289,121

Rental Expenses

1,073,089

Interest Expense

690,087

Salaries

344,273

General and Administrative

   332,853

Total Expenses

2,440,302

Loss Before Income Taxes

$(1,151,181)

Further, if adjusted historical income would have been positive, it would have little or no relevance because PSC’s ongoing operations as of the appraisal date were materially different than in the past.  Even during the most recent nine months, the majority of revenues was from rental income.  However, as of the appraisal date, PSC owned just a single rental property, and only 750 square feet was rented.

In summary, based on the prior discussion, PSC’s ongoing earning capacity cannot be gleaned from an analysis of historical results.

Expected Future Income.  For the buyer of a business interest, it is expected future income rather than past income that is of primary importance.  Adjusted historical operating results are only useful to the extent they aid in predicting future income.  In some instances, expected future income can reasonably be projected based on an extrapolation of past trends.  In other circumstances, because of dramatically changing conditions in the industry or at the company, historical results may have little or no bearing on expected future results.  The company’s budget, developed by management, is often the best indication of near-term prospects.

In PSC’s case, because of the dramatic changes in the Company’s operations and assets that have occurred over the past few years, an assessment of future profitability cannot rely on historical results but must rely totally on a forecast of future operating results based on the assets owned as of the appraisal date and the current business plan.  As previously detailed, assets consist primarily of long-term receivables (primarily the Broadmoor Apartments contract) and property held for sale, including one rental property.  The major liabilities were the debenture debt and the Sterling Savings note payable that is secured by the Broadmoor receivable.

PAG asked management to prepare a forecast for fiscal 2005 (ended July 31) based on maintaining the status quo.  David Guthrie’s best estimate under this scenario is that revenues would be $336,000 and expenses would be nearly $1.7 million.  The pretax cash loss (excluding depreciation expense) was projected to be approximately $1.3 million.  Critical assumptions in the above forecast are that 1) significant progress is not made in leasing additional space in COB#1, 2) overhead expenses continue to reflect the cost of being an SEC-reporting company, and 3) interest charges do not reflect the potential reduction in mortgage and debenture debt from the proceeds from asset sales.  This crude analysis confirms the assumption that maintaining the status quo is not a viable option.

Market Approach

One series of market approaches in business valuation relies on comparisons with equity securities in similar publicly-traded companies, often referred to as “guideline” companies.  Since shares in closely-held companies are not readily bought and sold, the closest substitutes are often publicly-traded guideline companies.  Share prices of public companies represent the price negotiated between knowledgeable, willing buyers and knowledgeable, willing sellers.

All companies within a given industry should be similarly affected by current economic and industry conditions.  The stock prices of publicly-traded guideline companies should implicitly have these common factors built into them.  The goal of the appraisal exercise is to determine how shares in a given industry are typically valued in relation to earnings, cash flow, dividends, sales, equity, adjusted equity or some other measure of value.

It is then necessary for the appraiser to identify the subject company’s investment strengths and weaknesses relative to the publicly-traded guideline companies and to determine if its proper valuation parameters should be higher, lower or similar to the norm of the publicly-traded companies.  Investment strengths and weaknesses are generally measured in terms of growth prospects and risk characteristics, with the latter split between operating risk, financial risk and liquidity risk.

In its report a year ago, PAG noted that a market approach was not reasonable when valuing 100% of the equity of PSC.  Similarly, the current assignment is to opine as to the fair value of the common stock of PSC.  Fair value excludes consideration of discounts for minority interest and lack of marketability and is therefore synonymous with the pro-rata value of common equity as a whole.

A market approach is generally used to value operating companies that are expected to continue as going concerns.  The analysis typically revolves around applying market-based valuation multiples to operating variables like income or cash flow.  A market approach can also be used when valuing a minority interest in holding companies or operating companies that are asset-intensive.  In such instances, the market approach is typically used to estimate the value of a minority interest relative to its pro-rata adjusted net asset value; however, market data from similar companies are generally not helpful in determining the net asset value of the company as a whole.

In the current circumstance, PSC’s income and cash flow from ongoing operations (as previously defined) are expected to be negative.  Hence, applying market-based multiples to these parameters would not be reasonable.  As of the appraisal date, PSC was continuing to liquidate assets in order to pay down debt.  The aggregate value of common equity would be based on the current value of the Company’s net assets and near-term prospects.  Market data from publicly-traded guideline companies or recently-acquired private companies would not be helpful.  In conclusion, for the reasons cited above, a market approach was not utilized when determining the fair value of PSC’s common equity.

Past Transactions

Past transactions in the stock can be considered a variation of the market approach.  During the past several years, PSC agreed to redeem the common shareholdings of numerous small, unaffiliated shareholders.  Beginning in April 2000, the offered price was $3.00 per common share.  A total of 28,411 common shares were redeemed in fiscal 2001 and 26,096 shares were redeemed in fiscal 2002.  However, redemptions declined to just 3,932 shares in fiscal 2003.

Another 195.9 shares were redeemed during the first quarter of fiscal 2004, again at $3.00 per share.  There were no redemptions in the second quarter.  A total of 1,881.7 shares were redeemed in the third quarter ended April 30, 2004 at a reduced price of $2.00 per share.  According to Dave Guthrie, the lower price reflects the continued erosion of the Company’s equity.  Although PSC is under no obligation to honor a request for redemption made by common shareholders, the Company continues to receive occasional requests for a quote.

According to Mr. Guthrie, PSC sent two letters recently indicating the Company’s willingness to pay $1.75 per common share.  As of June 30, 2004, there had been no transactions at this price.  In July 2004, PSC redeemed 316.0 common shares from one stockholder at $2.00 per share and a total of 1,019.4 common shares from three other stockholders at $1.75 per share.  According to management, the offer of $1.75 per share is unlikely to continue.

Premium for Control

When discussing “fair value,” one should comment on the reasonableness of a so-called “premium for control.”  In valuing an equity interest in a business, it is often (though not always) the case that the per-share value of a “controlling interest,” normally defined as an interest representing at least 50% of the outstanding voting securities, is worth more than the per-share value of a minority interest.  Control is a valuable asset.  With it, the investor has the right to control the Board of Directors which, in turn, can determine salaries, bonuses, other employee benefits, dividends, the sale of assets, the direction of the company, liquidation, etc.  These rights have value, and investors are typically willing to recognize that value by paying a higher price for a controlling block of stock than they would for a minority block of stock.

The “fair market value” of the common stock in PSC held by unaffiliated shareholders would likely include discounts for minority interest and/or lack of marketability relative to pro-rata enterprise value.  However, fair value should include no such discounts.  Hence, if the initial value for the stock was fair market value, a premium for control may be required to arrive at fair value (or, conversely, to exclude any minority interest discount that may have been applied to arrive at fair market value).

In the public marketplace, the value of control is quantified when one company offers to buy all (or a majority of) the shares of another. The most common means of indicating the intention to buy is to make a “tender offer” for the shares of the target company. In recognition of the value of control, the buyer typically makes its bid for the stock at a price that exceeds the market price existing at the time. This excess is called the “tender offer premium” and, historically, was believed to represent an objective estimate of the value of control.

Control premiums in the public stock market are normally inversely related to the level of the public market in general.  When the stock market is high based on underlying fundamentals such as earnings, control premiums tend to decline.  Conversely, control premiums tend to be higher when the stock market is conservatively valued.  This implies that the long-term value of a company based on its underlying economic fundamentals is not as volatile as the stock price, as the latter can change markedly over relatively short periods.

The premiums paid often relate to synergies between the buyer and seller.  Increasingly, buyers of companies are so-called “strategic” buyers that can benefit from synergies and can afford to pay more than “financial” buyers that intend to operate the companies on stand-alone bases.  In PAG’s opinion, the term “control premium” is more accurately described as an “acquisition premium.”  Due to specific facts and circumstances, acquisition premiums can be significant for some companies and minimal (or negative) for others.

One study that tracks tender offers in the public market is the Mergerstat/Shannon Pratt’s Control Premium Study.  A summary of the quarterly results of this study during the past two years is outlined below.  The data is for U.S. transactions only and includes the median premium with and without “negative premiums,” i.e., where the acquisition price was below the unaffected trading price.

Number of

Median Premium

Transactions

Excluding

All

Quarter

Negatives

Transactions

All

Negatives

March 2004

30.5

%

30.5

%

52

0

December 2003

36.6

33.1

57

6

September 2003

45.4

44.9

82

3

June 2003

57.5

55.2

44

1

March 2003

40.6

35.4

78

9

December 2002

32.3

31.3

54

6

September 2002

41.1

22.5

59

13

June 2002

44.5

32.2

64

10

During the past two years, the median quarterly premiums for all transactions ranged from 22.5% to 55.2%, including 30.5% in the most recent quarter.  An average appears to be about 34%.  The average excluding negative premiums is closer to 40%.

The Control Premium Study allows a search by industry classification.  PAG researched control premiums in three broad industry classifications: 1) Non-Depository Credit Institutions – Standard Industry Classification (“SIC”) numbers 6111 through 6163, 2) Real Estate Operators, Lessors and Sub-Dividers – SIC #6512 through 6553, and 3) Real Estate Investment Trusts (“REITs”) – SIC #6798.  Our search criteria was limited to U.S. transactions that occurred since January 1, 2001.  A summary of the control premiums of these three groups is outlined below.  Transactions with premiums outside the relevant range were excluded from the averages.

Industry

Total

Relevant

Control Premium

Category

Transactions

Transactions

Mean

Median

Credit Institutions

11

7

48.6%

49.7%

Real Estate Operators

9

7

25.7%

26.4%

REITs

24

21

11.5%

8.1%

The results of the industry-specific research are interesting.  The lending companies had the highest premiums, averaging about 49%.  Real estate operators had premiums averaging 26%.  However, the REITs (real estate owners) had premiums of only about 10%.  In PAG’s opinion, the lower control premiums typically paid for the REITs may be because their normal trading price is often not appreciably below adjusted net asset value, and the latter may be the prime determinant of an acquisition price.  In contrast, the credit institutions may be valued primarily by their income potential and may involve significant synergies with specific acquirers.

While PAG has researched the empirical data on control premiums, we believe it is of little relevance in the current circumstance.  In order to arrive at pro-rata enterprise value (i.e., “fair value”), a premium for control is required only if the initial value is based on that appropriate for a minority interest.  As previously discussed, the most relevant valuation method for PSC is some form of adjusted net asset (or liquidation) value.  The per-share values previously derived based on these methods were already based on pro-rata enterprise value, with no minority discount.  Hence, it is not appropriate to apply a premium for control to the value conclusions based on adjusted net assets in order to arrive at fair value.

It may or may not be reasonable to apply a premium for control to the price that management has been willing to redeem common stock.  In prior appraisal work by PAG, in July 2000, it was our opinion that the fair market value of an unmarketable, minority interest in PSC’s common stock was $2.25 per share, while the value on a marketable, minority interest basis was closer to $3.00 per share and the pro-rata enterprise value was $4.80 per share.  At that point in time, management’s standing offer to redeem common stock was at $3.00 per share.

In September 2003, PAG’s opinion was that the value of 100% of PSC’s equity (common and preferred) was $2.1 million, which equates to $1.67 per common share; this was synonymous with pro-rata enterprise value.  Management’s standing offer was still at $3.00 per share at that time but was reduced to $2.00 per share during the quarter ended April 30, 2004.

In conclusion, it appears that management’s long-standing offer to redeem common shares at $3.00 per share was originally set at a value below pro-rata enterprise value (and, therefore, below fair value).  For PSC, enterprise value is linked to some form of adjusted net asset value.  Due to losses from operations and losses from the sale/writedown of assets, the Company’s adjusted net asset value has declined substantially in recent years.  The most recent common stock redemptions at $1.75 per share exceed PAG’s opinion of PSC’s enterprise value in September 2003, and enterprise value has declined since that time.  Accordingly, since it appears that the current redemption price is at a level that exceeds pro-rata enterprise value, it is PAG’s opinion that a premium for control is not warranted.

Income Approach

Conceptually, the most accurate method of valuing a business or any type of asset is to determine the discounted present value of all future benefits from owning the asset.  The benefits include both the annual income or cash flow generated from the asset, plus the expected residual or sale value of the asset at the end of the assumed holding period.  Alternately, the asset could be assumed to be held indefinitely.

An income approach is typically based on a long-term forecast of income or cash flow of a company that is expected to continue as a going concern.  PAG previously discussed management’s current business strategy.  That strategy includes attracting a new equity investor that can take advantage of PSC’s NOLs by being able to shelter income that would otherwise be taxable.  The funds received from a new investor would be used to allow PSC to call all or most of its debentures.  Management believes a condition of attracting a new investor is that PSC first redeem the common stock of unaffiliated shareholders.

Without a new investor, PSC will likely not be able to utilize its NOLs internally.  Without some change in its business that is radically different than maintaining the status quo, PSC will likely continue to be unprofitable, with incremental losses serving to further reduce the value of common equity.  Continued losses (or the inability to pay off debentures as they come due) should eventually lead to bankruptcy, resulting in no value for the common stock.

It should be emphasized that common shareholders are at the bottom of the pecking order when it comes to distributing the proceeds from a potential liquidation.  Common shareholders receive the residual proceeds (if any) after the requirements of secured creditors, debenture holders, other unsecured creditors and preferred shareholders have been satisfied.

Management’s current business plan suggests that the Company’s primary hope of continuing as a going concern is to attract a new equity investor.  Other options have been explored and are not considered feasible.  The business plan calls for a new investor to acquire preferred stock and a new class of common stock, both of which would be senior to the existing class of common stock.  Depending on the price at which common shares are issued, there may be substantial dilution to existing common shareholders.

PSC has had numerous business plans and strategies over the past few years.  These included seeking new sources of debt financing, making a public offering of preferred stock, forming a bank, selling the Company and offering participation interests in commercial mortgages to individual investors.  These plans either proved to not be viable or management was unsuccessful in implementing them.  Given this record, PAG is hesitant to place too much credence on any business plan.  There is no assurance that PSC will be able to attract an equity investor.  The most likely candidate was Pring Corporation; however, it had reportedly declined PSC’s invitation.

In conclusion, based on the prior discussion, PAG has not derived a separate value conclusion based on PSC’s business plan of attracting a new equity investor, as we believe it would be speculative to do so.  With the Pring prospect exhausted, the chances may be low of attracting a new equity investor to contribute cash to the Company.  The risks to a new investor are high.  If PSC does not obtain enough capital to call all of the debentures, the new investor faces the risk of the remaining debenture holders forcing bankruptcy.  Further, even if the Company is successful in this plan, it is unclear if this would result in any incremental value per share to current common shareholders.

Deferred Tax Benefits

The one critical area that has been excluded to this point is the deferred tax benefits.  These were carried on the books at a net value of $1,441,487 as of June 30, 2004.  However, their economic value is questionable.  According to management, the auditors intend to fully reserve (with a valuation allowance) the net deferred tax benefits at the end of the July 31, 2004 fiscal year, reducing the carrying value to zero.

Management believes the way to maximize the value of the deferred tax benefits is to attract a new equity investor in the same business.  If certain real estate development or financing activities were conducted through PSC by the new equity investor, the income from those activities could be sheltered from income tax.  Assuming a 34% tax rate, PSC’s $1.4 million of net deferred tax benefit would shelter $4.2 million of taxable income.  The economic value of the NOLs would depend in part on how quickly they could be utilized to shelter otherwise-taxable income.  David Guthrie’s business plan calls for the deferred tax benefits to be utilized by the end of calendar 2007.  This implies sheltering taxable income of about $1.4 million annually for three years.  This may be an optimistic assumption.

An assessment of the economic value of deferred tax benefits generally involves a present-value calculation.  The present value of deferred tax benefits to the current owner is based on the estimated tax savings in future years, discounted to the present by a required rate of return.  The required rate of return to apply to the projected benefit stream should reflect the uncertainty associated with the particular forecast.  Long-term studies by Ibbotson Associates suggest that the equity risk premium (i.e., above a risk-free rate such as 20-year U.S. Treasury bills) of a broad portfolio of Standard & Poor’s (“S&P”) 500 companies is about 6%.  The risk premium on a portfolio of smaller stocks (the smallest quintile by market capitalization of companies listed on the New York Stock Exchange) was considerably higher at approximately 12%.  Given a risk-free rate at the end of July 2004 of 5.3%, a required equity rate of return would be about 17%.  While expected equity returns (even on a portfolio of small stocks) of 17% are probably optimistic in the current economic climate, in PAG’s opinion, this would represent the minimum return when calculating the value of PSC’s deferred tax benefits, given that the three-year time frame to utilize the tax benefits is believed to be optimistic.  A more realistic rate might be 20% to 25%.

However, in PSC’s case, the rapid utilization of the available deferred tax benefits can only be achieved if the Company is successful in attracting a new equity investor.  Given the risk associated with the investment, a new investor would require a high rate of return to be persuaded to make the investment.  In the current circumstance, there is the threat of bankruptcy if PSC cannot make its debenture payments when due.  In PAG’s opinion, when assessing the value of the current class of common stock, one question is the value of the deferred tax benefits, but the larger question is the value of the deferred tax benefits that might inure to the current common shareholders after meeting the rate of return requirements of a new senior equity investor.

Based on the available NOLs, David Guthrie believes the maximum capital infusion that might be obtained from a new investor is about $1.0 million.  This should be considered an optimistic assessment.  PSC may not be able to attract a new investor, regardless of the amount they are willing to pay for the NOLs.  Those funds would be used to pay down debt.  The funds accumulated within PSC from the projected tax savings would provide the new senior investor with its required investment return.  Given that PSC was continuing to lose money as of the appraisal date, it is difficult to envision a scenario where there would be incremental capital available to existing common shareholders, once the requirements of senior stakeholders (i.e., debenture holders, the new investor and the current preferred shareholder) have been met.  In conclusion, while the business plan may enable PSC to salvage more of its deferred tax benefits, it appears that most or all of the incremental value would inure to senior stakeholders, not the current common stockholders.

According to management, it is not possible to sell PSC’s NOLs; they must somehow be used internally.  A year ago, management explored selling the Company in its entirety, without success.  If PSC were sold (or merged), the acquiring entity would be able to utilize the NOLs.  However, there are substantial restrictions on the ability of a buyer to utilize the NOLs of an acquiree.  Based on tax research undertaken by the Company (the substance of which was independently verified by PAG), a buyer can utilize the NOLs only if it is in substantially the same business as the seller, including a stipulation that the assets of the seller must be utilized in a meaningful manner for at least two years following the transaction.

Further, the usability of the NOLs to the acquiring company is limited to a published percentage (4.72% in July 2004) of the value of the stock of the acquired company per year.  The going-concern value of the net assets (excluding deferred taxes but including preferred stock) is $744,743.  Since this excludes consideration of near-term losses, it is the highest value (excluding deferred taxes) one could ascribe to the Company’s equity.

A buyer would be able to utilize only $35,152 (4.72% x $744,743) of the NOLs annually and would not be able to utilize the full amount prior to their 20-year expiration in 2024.  The tax savings would be just $11,952 annually (34% x $35,152) for 20 years.  The required return to apply to this scaled-back utilization of the tax benefits would be considerably below that discussed above.  However, in PAG’s opinion, a minimum return would still be 8.0%.  The present value of 20 years of tax savings of $11,952 per year is $117,347.  Given that this appears to be the only other viable option to use the deferred tax benefits, it is no wonder management is seeking a new equity investor to better utilize the NOLs.

In summary, the way to maximize the value of the NOLs appears to be to attract a new equity investor.  However, with Pring’s decision not to invest, management believes the chances of finding an equity investor are low.  Further, it is difficult to see how this scenario would translate to a significantly higher value for the current common shareholders since the new preferred and common stock would have a senior claim.  The cash proceeds from a new investor are to be used to call the debentures.  The cash infusion, if it were to occur, might solidify the value of senior stakeholders such as those holding debentures, a new class of preferred stock sold to a new investor, the current class of preferred stock and a new class of common stock sold to a new investor; however, it is not likely to benefit current common shareholders.

The other scenario that could result in realizing some value from the deferred tax benefits is an outright sale of the Company.  This scenario does not hinge on new equity sold to a new investor but rather is value attributable to the currently-outstanding securities.  The potential value of the deferred tax benefits is much lower under this scenario.  Management is not seeking an outright sale.

In conclusion, given PSC’s financial situation as of the appraisal date, it is difficult to ascribe anything but a speculative value to the deferred tax benefits that would serve to increase the value of existing common shareholders.  As substantiation as to the speculative nature of the deferred tax assets, it is PAG’s understanding that the auditors intend to fully reserve (i.e., write them down to zero) the deferred tax assets at the end of the July 2004 fiscal year.

Conclusion

Some form of adjusted net asset approach was believed to be the only reasonable method to value 100% of the common equity of PSC.  Excluding deferred taxes, the going concern value of common equity was estimated to be $444,743 as of June 30, 2004.  If PSC were sold in its entirety, the value of deferred tax benefits might be $117,347, a fraction of their face value.  The total net asset value would be $562,090, or $0.52 per common share.  This value excludes consideration of near-term operating losses, which were running in excess of $100,000 per month as of the appraisal date.  However, management is not proposing a sale of the Company; rather, it is seeking a way to maximize the value of the deferred tax benefits.

If orderly liquidation is assumed, the value of common equity drops to negative $358,029 ($0.33 per share), with the biggest incremental adjustment being for the $632,572 reduction in the value of the Broadmoor Apartments note receivable.  One could argue that it is unreasonable to discount the Broadmoor note receivable while continuing to value the mirror loan with Sterling Savings at face value.  However, if one assumed a continuation of the pass-through payments, then near-term losses should also be considered, and these could exceed $632,572.

The value of the tax benefits could be higher if management is successful in its plan to attract a new equity investor.  The value of PSC to a new investor would be the ability to shelter income that would otherwise be taxable.  The funds would be used to call the debentures.  The risk to a new investor would be high.  If there is insufficient capital to redeem all of the debentures as they come due, the debenture holders could force a bankruptcy filing.  A new investor (acquiring primarily preferred stock) would seek not only a return of capital but also a high return on investment.  Management views the prospect of attracting a new equity investor as being low.

Further, the new-investor scenario assumes a three-year minimum holding period.  The incremental value created by the utilization of the NOLs would be offset by continued operating losses.  It appears that most or all of the incremental value created by being able to better utilize the tax benefits would inure to the new investor and other senior stakeholders, not to the current common shareholders.

As of the appraisal date, management was concerned that PSC would not have sufficient funds to retire all of its debentures at face value.  If there are potentially not enough resources to retire the debentures, it is conceptually difficult to ascribe anything but a speculative value to equity, let alone common equity after preferred stock liquidation requirements have been met.

Under the current business plan, which should be considered the most optimistic scenario, the value of the common stock held by the Guthrie family is projected to be negligible at the end of the assumed three-year holding period.  The benefit of the plan is that it would hopefully provide enough funds to allow PSC to retire the debentures at full face value.

The highest value is based on management’s current outstanding offer to purchase nominal amounts of common stock from unaffiliated shareholders for $1.75 per share.  Given the losses that have been incurred over the past three years and a realistic assessment of the value of PSC’s remaining assets and liabilities (including the deferred tax benefits), an offer of $1.75 per share appears to be generous.  According to management, the offer of $1.75 per share is unlikely to continue.

PSC was in a liquidation mode as of the appraisal date and, excluding consideration of deferred tax benefits, the orderly liquidation value of common equity appears to be negative.  The value of the deferred tax benefits is highly speculative.  PSC’s adjusted net asset value as a going concern, plus the estimated value of the deferred tax benefits to an acquirer suggests a value for common equity of $0.52 per common share, but this entire value may be quickly dissipated by near-term losses.  Greater utilization of the deferred tax benefits could be made by attracting a new investor; however, the chances of this occurring are viewed as being low, and it is difficult to see how this would benefit current common shareholders.

In conclusion, given the uncertainties involved in the current situation, it is difficult to arrive at a single point estimate of value.  There is no question that the value of common equity is negligible relative to the value of PSC’s assets of approximately $11 million; thus, seemingly small changes in the estimated value of assets can have a large percentage impact on the value of common equity.  PAG has attempted to explore all reasonable methods of valuing the common stock held by unaffiliated shareholders.  The high end of the value range was $0.52 per common share.  A higher value would assume greater utilization of the deferred tax benefits would inure to the current common shareholders and would, in our opinion, be speculative.  The low end of the value range was negative $0.33 per common share.  While near-term losses could drive this value even lower, the value of common stock can drop no lower than zero.  Within this range of values, it is up to the Board of Directors to determine what is “fair” in terms of the proposed going-private transaction.

Appendix A

Qualifications of Appraisers

Contingent & Limiting Conditions

Independence of Appraisers

Professional Parameters

Qualifications of Appraisers

This appraisal report was prepared by Pagano Appraisal Group, LLC.  Pagano Appraisal Group specializes in the appraisal of privately-held businesses and business interests for gift and estate tax documentation, Employee Stock Ownership Plans (ESOPs), mergers and acquisitions, shareholder transactions, estate planning, Buy/Sell Agreements, stock options, litigation support, arbitration, dissolution and various other business appraisal purposes.

Entities appraised include C corporations, S corporations, general partnerships, limited partnerships, limited liability companies and sole proprietorships.

MARK P. PAGANO, CFA, ASA

RELEVANT EXPERIENCE

1999 – Present

Sole Member, Pagano Appraisal Group, LLC.

1983 – 1999

Vice President, Corporate Valuations, Inc.

1978 – 1983

Research Analyst, Willamette Management Associates, Inc.

COURT EXPERIENCE

Mr. Pagano is qualified as an expert witness in Oregon.

PROFESSIONAL ORGANIZATIONS

ASA

Accredited Senior Appraiser – Business Valuation,

American Society of Appraisers

CFA

Chartered Financial Analyst,

The Institute of Chartered Financial Analysts

Association of Investment Management and Research

Portland Society of Financial Analysts

The Employee Stock Ownership Plan (ESOP) Association

The Northwest Chapter of the ESOP Association –

The National Center for Employee Ownership (NCEO)

OFFICES HELD

1986 – 1987

President, Portland Chapter, American Society of Appraisers

1985 – 1986

Vice President, Portland Chapter, American Society of

Appraisers

1991 – Present

Member, International Board of Examiners of the

American Society of Appraisers

1992

Member, Committee to Develop an Appraisal Course on ESOPs,

American Society of Appraisers

1993 – 2002

Member, ESOP Association Valuation Advisory Committee

1993

Member, Leveraged ESOP Subcommittee of the ESOP

Association’s Valuation Advisory Committee

1994

Member, “Valuing ESOP Shares” Subcommittee of the ESOP

Association’s Valuation Advisory Committee

EDUCATION

1977

Bachelor of Science in Business Administration and Economics

(Summa Cum Laude), Lewis & Clark College

MARK P. PAGANO, CFA, ASA

(Continued)

INSTRUCTOR/LECTURER

Speaker on “Valuation for ESOP Purposes” at the April 2002 National Center

for Employee Ownership Introduction to ESOPs Seminar, Portland, Oregon

Speaker on “Valuation of Family Limited Partnerships and

Limited Liability

Companies” at the February 29, 2000 meeting of the Eugene-Springfield Tax

Association, Eugene, Oregon

Speaker on “The ESOP Valuation Process” at the April 1999 Northwest Regional

ESOP Conference, Seattle, Washington

Speaker on “The ESOP Valuation Process” at the March 1998 Northwest

Regional ESOP Conference, Seattle, Washington

Speaker on “Valuation For ESOP Purposes” at the March 1998 National Center

For Employee Ownership ESOP Workshop, Portland, Oregon

“Meet the Press” Panel at the December 1997 Conference of the ESOP

Association, Las Vegas, Nevada

Speaker on “Re-Leveraging Your ESOP” at the March 1996

meeting of The

Northwest Chapter of the ESOP Association,

Portland, Oregon

Course Instructor on Business Valuation for The Russian-American School of

Business Administration (RASBA) in Tambov, Russia – November 1995

Guest Lecturer on Business Valuation at Portland State University for various groups of visiting Russian RASBA students – 1995 and 1996

PUBLICATIONS

“Uniform Appraisal Practices are Needed in Leveraged ESOP

Valuations,” Business Valuation Review – March 1991

CERTIFICATION

The American Society of Appraisers conducts a mandatory program of periodic recertification for its Accredited Senior Appraisers.  The criteria for recertification includes required participation in continuing education programs.  Optional recertification criteria include instructional duties in appraisal courses, literary contributions to the profession and contributions to the society itself, such as serving as an elected chapter or national officer.  Mr. Pagano is recertified under this program through August 15, 2008.

COMMUNITY INVOLVEMENT

1993 – 1998

Member, Gladstone City Council, Gladstone, Oregon

1993 – 1994

Chairman, Gladstone School District Budget Committee

1991 – 1993

Member, Gladstone School District Budget Committee

Contingent and Limiting Conditions

This appraisal opinion of value is subject to the following contingent and limiting conditions:

1.

Information, estimates and opinions contained in this report are obtained from sources considered reliable.  However, Pagano Appraisal Group, LLC (“PAG”) has not independently verified such information and no liability for such sources is assumed by PAG.  The financial statements used in the opinion of value were not audited by PAG and no responsibility is assumed for their completeness or accuracy by PAG.

2.

The client and/or its representatives have warranted to PAG that the information supplied to PAG was complete and accurate to the best of client’s knowledge; and that any reports, analysis, or other documents prepared for it by PAG will be used only in compliance with all applicable laws and regulations.

3.

Unless specifically stated in the report to the contrary, PAG assumes no responsibility for the following and assumes:

*

Management is competent and the ownership is in responsible hands;

*

No responsibility for legal matters;

*

No survey of the real property that may be owned by the business has been made and the value opinion is reported without regard to questions of title, boundaries, encumbrances and encroachments;

*

No investigation has been made of the legal description or legal matters, including title or encumbrances;

*

There is full compliance with all applicable federal, state and local zoning, use, environmental and similar laws and regulations;

*

There are no environmental conditions or hazardous waste conditions that might impact value;

*

The subject’s building(s) meets the tenets of the Federal Americans with Disabilities Act (“ADA”) and there is no outstanding ADA penalty associated with the subject real property.

*

Value is reported in dollars on the basis of the currency prevailing on the date of appraisal.

*

A willing buyer, as defined in the definition of value, is protected against undisclosed, unknown or contingent liabilities or claims against the company, and is willing to sign normal documents at closing.

4.

We have no knowledge concerning the presence of any hazardous materials on the site or in the improvements as of the date of the appraisal.  We have not conducted any tests to determine whether or not such hazardous materials and/or related conditions exist on the site or in the improvements.  We recommend that the reader direct any questions concerning this issue to a firm of registered professional engineers specializing in providing such testing and analysis.

5.

The ADA became effective January 26, 1992.  We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA.  It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of ADA.  If so, this fact could have a negative effect upon the value conclusion.  Since we have no direct evidence relating to this issue, we did not consider a possible noncompliance with the requirements of ADA in estimating the value of the property.

6.

Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by any but the client, without the previous written consent of the appraiser and the client.  Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales or other media without the previous written consent and approval of PAG, particularly as to valuation conclusions, or any reference to the American Society of Appraisers, the ASA designation or the CFA designation.  Authorized copies of this report will be signed in blue ink.  Unsigned copies, or copies not signed in blue ink, should be considered to be incomplete.

Contingent and Limiting Conditions

(Continued)

7.

PAG is not required to give testimony in court, or be in attendance during any hearings or depositions with reference to the company being appraised, unless previous, mutually agreeable arrangements have been made as to time, fee and PAG employee or subcontractor.  All files relating to the opinion of value that are held by PAG remain the confidential property of the client.

8.

The opinions of value expressed in this report are valid only for the valuation date or dates specified herein and only for the valuation purpose or purposes specified herein.  No other purpose is intended or should be inferred.

9.

The value premise(s) cited in the report are considered foundational and basic to the value opinions reported therein, and the right is hereby reserved by PAG to alter, revise and/or rescind any of the value opinions should any subsequent or additional data be found, or in the event the conditions are modified to any extent.

10.

The appraised estimate of Fair Market Value reached in this report is necessarily based on the Definition of Fair Market Value as stated in the Letter of Transmittal and in the Introduction Section.  An actual transaction may be concluded at a higher value or lower value, depending on the circumstance surrounding the company, the particular business interest(s) and/or the motivations and knowledge of the specific buyers and sellers at that time.  PAG makes no guarantees as to what values individual buyers and sellers may reach in an actual transaction.

11.

The conclusions reached in this report are advisory only and do not constitute a recommendation for purchase or sale of these securities.

12.

Liability of PAG and its employees or subcontractors for errors and omissions, if any, in this work is limited to the amount of its compensation for the work performed in this assignment.

Independence of Appraisers

Pagano Appraisal Group, LLC and the individuals involved in preparing this appraisal do not have any present or contemplated future interest in the subject property, or any other interest that might prevent them from rendering a fair and unbiased opinion.

Professional Parameters

ASA Designation

The American Society of Appraisers is a professional organization of individual appraisers.  International in structure, it is self-supporting and unaffiliated.  The Society works cooperatively for the elevation of the standards of practice of the appraisal profession.  The only major appraisal organization representing all of the multi-disciplines of appraisal specialists, the Society was founded in 1952 and is headquartered in Washington, D.C.

Society members include valuation specialists in equities, securities, land, equipment, buildings, art objects, engineering, finance, assessment, insurance law, accounting, natural resources, public utilities, and gems; in short, all types of property, tangible and intangible, real or personal.

Each Society member who has satisfactorily demonstrated that he or she is qualified to appraise one or more of the existing kinds of property has been granted the right to use the professional designation Accredited Senior Appraiser, “ASA”.  Such designation is predicated upon the following society criteria:  written examinations, submission of representative appraisal reports, five years of full-time valuation experience and screening of the applicant’s practice and ethics.  Accredited Senior Appraisers are required to recertify every five years.

Ethical practices and conduct required of Society members are defined in “The Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.”

Professional Parameters

CFA Designation

The Institute of Chartered Financial Analysts (“ICFA”) is a  professional self-regulatory organization.  The primary goal of the ICFA, founded in 1962, is to establish, maintain and regulate standards of practice in the field of financial analysis.

Members of the ICFA are entitled to use the designation Chartered Financial Analyst (“CFA”).  A college degree or equivalent is required to enter the CFA program.  A successful candidate must have had at least three years of experience in financial analysis (related to investments) and subscribe to the highest ethical standards of practice.

The candidate must also complete a three-year study and examination series.  Candidates are required to pass each of three separate, annually-administered, six-hour examinations covering the fields of financial accounting, equity securities analysis, fixed income securities analysis, portfolio management, economics and ethical and professionals standards.

All Chartered Financial Analysts are required to adhere to ethical standards as defined in the ICFA Code of Ethics and Standards of Professional Conduct.